Exhibit 2.2

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

by and among

GUARANTY BANCSHARES, INC.,

GBI-DCB ACQUISITION CORPORATION

and

DCB FINANCIAL CORP.

Dated as of January 6, 2015

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) dated as of January 6, 2015 is by and among Guaranty Bancshares, Inc. (“Guaranty”), a Texas corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”); GBI-DCB Acquisition Corporation, a Texas corporation and wholly-owned subsidiary of Guaranty (“Newco”); and DCB Financial Corp., (“DCB”), a Texas corporation and bank holding company registered under the BHC Act.

WHEREAS, DCB owns all of the common stock of Preston State Bank (“PSB”), a Texas state banking association;

WHEREAS, Guaranty owns all of the issued and outstanding common stock of Guaranty Bank & Trust, National Association (“GBT”), a national banking association;

WHEREAS, DCB desires to affiliate with Guaranty and GBT, and Guaranty desires to affiliate with DCB and PSB by merging DCB into Newco, with Newco as the surviving entity (the “Merger”);

WHEREAS, the respective boards of directors of Guaranty and DCB believe that the acquisition of DCB by Guaranty in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are desirable and in the best interests of their respective shareholders;

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code;

WHEREAS, the parties intend that, following the Merger, PSB will merge with and into GBT, with GBT surviving the merger, on the terms and subject to the conditions set forth in the Agreement and Plan of Merger attached hereto as Exhibit A (the “Bank Merger Agreement”);

WHEREAS, the respective boards of directors of Guaranty, Newco and DCB have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Guaranty’s willingness to enter into this Agreement, (i) each member of the board of directors and certain officers of DCB and PSB have entered into an agreement dated as of the date hereof pursuant to which he or she agrees to vote the issued and outstanding shares of common stock, par value $5.00 per share, of DCB (“DCB Common Stock”) beneficially owned by such person in favor of this Agreement and the transactions contemplated hereby (the “Voting Agreement”), (ii) certain officers of DCB and PSB have entered into an employment agreement (the “Employment Agreements”), (iii) each director of DCB and PSB that did not enter into an Employment Agreement contemplated by the foregoing clauses has entered into a support agreement (the “Director Support Agreements”), and (iv) each director or officer of DCB and PSB that entered into an Employment Agreement or a Director Support Agreement will enter into an agreement, effective at and as of the Effective Time, releasing DCB and PSB from any and all claims by such directors and officers (except as described in such instrument) (the “Director/Officer Releases”).

INTRODUCTION

This Agreement provides for the merger of DCB with and into Newco, with Newco as the surviving entity, all pursuant to this Agreement. In connection with the Merger, all of the issued and outstanding shares of DCB Common Stock, all of the outstanding, as of immediately prior to the Effective Time, vested options as set forth on Schedule 3.2(c) (“DCB Options”) granted pursuant to the DCB Employee Plan (defined herein) to purchase DCB Common Stock shall be exchanged for such consideration as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 8.2 hereof), DCB shall be merged with and into Newco (which, as the surviving corporation, is hereinafter referred to as “Surviving Corporation” whenever reference is made to it at or after the Effective Time) pursuant to the provisions of, and with the effect provided for in, Chapter 10 of the Texas Business Organizations Code (“TBOC”). Following the Merger, Guaranty will cause (i) the merger of Newco with and into Guaranty, with Guaranty as the surviving corporation; and (ii) the merger of PSB with and into GBT (“Bank Merger”), with GBT as the surviving bank in the Bank Merger, on the terms and subject to the conditions set forth in the Bank Merger Agreement.

Section 1.2 Organizational Documents and Facilities of Surviving Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Organizational Documents (as defined in Section 13.1(f)) of Surviving Corporation shall be the Organizational Documents of Newco as in effect at the Effective Time. Unless and until changed by the board of directors of Surviving Corporation, the main office of Surviving Corporation shall be the main office of Newco as of the Effective Time. The established offices and facilities of DCB immediately prior to the Merger shall become established offices and facilities of Surviving Corporation. Until thereafter changed in accordance with law or the Organizational Documents of Surviving Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of DCB and Newco and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Surviving Corporation and shall be as effective and binding thereon as the same were with respect to DCB and Newco, respectively, as of the Effective Time.

Section 1.3 Board of Directors and Officers of Surviving Corporation. At the Effective Time and until thereafter changed in accordance with applicable law or the Organizational Documents of Surviving Corporation, the board of directors and officers of Surviving Corporation, in each case, shall be the board of directors and officers, respectively, of Newco as of the Effective Time.

Section 1.4 Effect of Merger. At the Effective Time, the corporate existence of DCB and Newco shall be consolidated and continued in Surviving Corporation, and Surviving Corporation shall be deemed to be a continuation in entity and identity of DCB and Newco. All rights, franchises and interests of DCB and Newco, respectively, in and to any type of property and choses in action shall be transferred to and vested in Surviving Corporation by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects as provided in this Agreement and as set forth in Section 10.008 of the TBOC.

Section 1.5 Liabilities of Surviving Corporation. At the Effective Time, except as otherwise provided in this Agreement, the Surviving Corporation shall be liable for all liabilities of DCB and Newco. All debts, liabilities, obligations and contracts of Newco and of DCB, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of Newco or DCB, as the case may be, shall be those of Surviving Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either Newco or DCB shall be preserved unimpaired subsequent to the Merger.

Section 1.6 Approvals and Notices. The parties shall use commercially reasonable efforts in the procurement of consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Board of Governors of the Federal Reserve System (“Federal Reserve”), the Office of the Comptroller of the Currency (“OCC”), the Texas Department of Banking (“TDB”) and the Federal Deposit Insurance Corporation (“FDIC”).

Section 1.7 Tax Consequences. It is intended by the parties that the Merger shall constitute reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state law), and the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. DCB, Guaranty and Newco shall prepare and file with each of their respective Tax Returns all information required by Treasury Regulation Section 1.368-3 and related provisions of the Treasury Regulations in a manner consistent with treating the transactions contemplated by this Agreement as a reorganization described in Section 368(a)(2)(D) of the Code.

Section 1.8 Modification of Structure. Notwithstanding any provisions of this Agreement to the contrary, Guaranty may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal or state income tax consequences to the shareholders of DCB as a result of such modification, (ii) the consideration to be paid to holders of DCB Common Stock, the DCB Options under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or the consummation of the Merger; provided, that any such fees and expenses with respect to any such filing and/or approval shall be borne by Guaranty. In the event of such election by Guaranty and the satisfaction by DCB of clauses (i)-(iii) above, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE II

CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1 Merger Consideration and Conversion of Shares. Subject to the provisions of this Article II, at the Effective Time, by virtue of the Merger and without any action on the part of Guaranty, Newco or DCB, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a) Each share of common stock, par value $0.01 per share, of Newco (“Newco Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain outstanding and represent one (1) issued and outstanding share of the common stock of the Surviving Corporation from and after the Effective Time.

(b) The DCB Common Stock issued and outstanding immediately prior to the Effective Time shall be converted without any action on the part of the holder thereof, into the right to receive merger consideration (as described in more detail below) having an aggregate value of Twenty-Eight Million Five Hundred Thousand and No/100 Dollars ($28,500,000.00), subject to the adjustments set forth in this Section 2.1(b) (as adjusted, the “Merger Consideration”).

(i) If the Adjusted Equity (as defined below), as calculated in accordance with this Section 2.1(b) as of the close of business on the Calculation Date (as defined below) and as mutually agreed to by the parties hereto in accordance with Section 2.1(b)(v) is less than Nineteen Million and No/100 Dollars ($19,000,000.00) (the “Minimum Equity”), the Merger Consideration shall be reduced on a dollar-for-dollar basis by an amount equal to the difference between (i) the Minimum Equity and (ii) the Adjusted Equity as of the Calculation Date.

(ii) If the Adjusted Equity as of the close of business on the Calculation Date and as mutually agreed to by the parties hereto in accordance with Section 2.1(b)(v) is greater than the Minimum Equity, the Merger Consideration shall be increased on a dollar-for-dollar basis by an amount equal to the difference between (A) the Adjusted Equity and (B) the Minimum Equity as of the Calculation Date. Any

increase in the Merger Consideration up to One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) pursuant to this Section 2.1(b)(ii) shall be paid in the same proportion and in the same form as the Merger Consideration; any increase in the Merger Consideration in excess of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) shall be paid entirely in cash.

(iii) “Adjusted Equity” means an amount equal to the sum of the common stock, capital surplus and retained earnings of DCB, as defined by generally accepted accounting principles (“GAAP”), consistently applied, as of the Calculation Date, and excluding any intangible assets. The amount of any unrealized gains or losses on available-for-sale securities will be included in the calculation of Adjusted Equity. For purposes of the calculation of the Adjusted Equity, the amount of Adjusted Equity shall be reduced by the after-tax amount of all adjustments made for extraordinary items of DCB and PSB related to the Merger, this Agreement and the transactions contemplated hereby, that have not been paid or accrued prior to the Calculation Date (excluding any fees and expenses as a result of Guaranty’s election in Section 1.8 hereof), including reductions for: (A) the amount of all legal and accounting costs and expenses of DCB and PSB associated with this Agreement and the transactions contemplated by this Agreement through the Closing Date that have not been paid or accrued prior to the Closing Date; (B) any fees and commissions payable by DCB or PSB to any broker, finder or investment banking firm in connection with the Merger; (C) the after-tax amount of any fee, contract payment, penalty or liquidated damages associated with the termination of DCB’s or PSB’s contracts with any provider listed on Schedule 5.7 on or following the Closing Date pursuant to Section 5.7, including any costs or expenses associated with the termination of PSB’s data processing contract(s) and any associated de-conversion costs or fees (provided, however, no fees, costs or expenses associated with the conversions of PSB to GBT’s systems shall be included); (D) the book value as of the Calculation Date of all assets of DCB or PSB associated with DCB’s or PSB’s contracts listed on Schedule 5.7, which shall be written off as of the Calculation Date; (E) premiums or additional costs in connection with procuring the Tail Coverage described in Section 5.11; (F) the accrual through the Closing Date in accordance with GAAP of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements of DCB or PSB; (G) the after-tax amount of any cost to fully fund and liquidate any DCB Employee Plan (as defined herein) (other than any plan associated with the DCB Options); (H) the after-tax amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, phantom stock, deferred compensation or other similar agreements or severance, noncompetition, retention or bonus arrangements between PSB and any other Person (other than any payments associated with the DCB Options, except as provided by (J) below); (I) the amount by which PSB’s allowance for loan losses as of the date of this Agreement is less than an aggregate amount equal to the sum of (1) 1.25% of PSB’s Total Loans plus (2) the aggregate amount of specific reserves allocated to loans of PSB (the “Minimum Allowance Amount”); and (J) the aggregate amount of the Exchanged Option Value (as defined below) with respect to all DCB Options that are exchanged for Converted Stock Options (as defined below) in connection with the Merger as permitted by Section 2.6. For purposes of calculating the after-tax effect of the foregoing, the parties hereby agree that the applicable tax rate to DCB shall be deemed to be 35%. For purposes of this Agreement, the term “Total Loans” means the amount of loans and leases, net of unearned income, calculated in accordance with the instructions for Call Report Schedule RC-Balance Sheet – item 4(b) and the term “Exchanged Option Value” means, with respect to any DCB Option exchanged for a Converted Stock Option, an amount equal to the difference of (x) the Per Share Consideration minus (y) the exercise price of the applicable DCB Option.

(iv) “Calculation Date” means the fifth (5th) Business Day immediately preceding the Closing Date.

(v) If Guaranty and DCB, notwithstanding their good faith efforts, are unable to agree upon the Adjusted Equity computations, then DCB and Guaranty shall engage an independent nationally or regionally recognized accounting firm with experience in such matters that is mutually agreed upon by DCB and Guaranty (the “Accounting Firm”), to resolve any items in a written notice (the “Disputed Items Notice”) that have not been resolved and to make a determination of such amounts shall on the Closing Date resolve disputes relating to the application of GAAP and such resolution shall be final and binding on DCB and Guaranty. The Accounting Firm shall act only as an expert and not an arbitrator and shall resolve only the items set forth in the Disputed Items Notice delivered to the Accounting Firm that are still in dispute and make a determination of the computation of the relevant amounts, which shall be conclusive and binding on DCB and Guaranty. The parties hereto agree that all computations shall be made without regard to materiality. In the event of a dispute, DCB and Guaranty shall receive from the Accounting Firm a report, dated the Closing Date and based upon procedures stated in such report, and consistent with this Section 2.1(b)(v), and approved by DCB and Guaranty , approval of such procedures not to be unreasonably withheld or delayed, detailing such procedures and providing written findings as to the amount of the Adjusted Equity and that the amount of the Adjusted Equity has been determined in accordance with the requirements of this Section 2.1(b). The fees and expenses of the Accounting Firm shall be paid by DCB, on the one hand, and by Guaranty, on the other hand, based upon the percentage that the Adjusted Equity contested but not awarded to DCB or Guaranty, respectively, bears to the aggregate amount of Adjusted Equity actually contested by DCB and Guaranty.

(c) Each share of DCB Common Stock issued and outstanding immediately prior to the Effective Time and held by a Non-Qualified Shareholder (as defined below) (other than Dissenting Shares, as defined in Section 2.3) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive, the Cash Consideration. Each share of DCB Common Stock issued and outstanding immediately prior to the Effective Time and held by a Qualified Shareholder (as defined below) (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive, (i) the Qualified Shareholder Cash Consideration (as defined below) and (ii) the Stock Consideration (as defined below), subject to adjustment pursuant to Section 2.1(d).

(i) “Qualified Shareholder” means a record holder of DCB Common Stock immediately prior to the Effective Time (A) who delivers, in accordance with the instructions set forth therein, to DCB a properly completed and executed Accredited Investor Questionnaire (as defined in Section 2.3) indicating that such shareholder is an Accredited Investor and (B) about whom Guaranty has a reasonable basis to believe is an “accredited investor” within the meaning of Rule 501(a) (“Accredited Investor”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Any DCB shareholder about whom Guaranty has no reasonable basis to believe qualifies as an Accredited Investor shall not be deemed to be a Qualified Shareholder for purposes of this Agreement.

(ii) “Non-Qualified Shareholder” means a record holder of DCB Common Stock immediately prior to the Effective Time who is not Qualified Shareholder

(iii) “Per Share Consideration” means an amount equal to the quotient of (A) the Merger Consideration divided by (B) the total number of shares of DCB Common Stock issued and outstanding immediately prior to the Effective Time.

(iv) “Stock Consideration” means the number of validly issued, fully-paid, non-assessable shares of the common stock, par value $1.00 per share, of Guaranty (“Guaranty Common Stock”) equal to the Exchange Ratio (as defined in Section 2.2).

(v) “Cash Consideration” means a cash amount equal to the Per Share Consideration.

(vi) “Qualified Shareholder Cash Consideration” means a cash amount equal to the quotient of (A) the Minimum Cash Consideration (as defined below) less the Aggregate Cash Payment (as defined below) divided by (B) the total number of shares of DCB Common Stock held by Qualified Shareholders; provided, however, that in the event that the Non-Qualified Shareholders receive more than the Minimum Cash Consideration (as defined below), the Qualified Shareholders will not receive any Qualified Shareholder Cash Consideration.

(d) Notwithstanding anything to the contrary herein, the Aggregate Cash Payment (as defined below) shall be an amount that is no less than Two Million and No/100 Dollars ($2,000,000.00) (the “Minimum Cash Consideration”) and no more than fifty percent (50.0%) of the Merger Consideration. “Aggregate Cash Payment” means the aggregate amount of the Merger Consideration that is payable in cash hereunder to Non-Qualified Shareholders, and holders of Dissenting Shares, without interest thereon.

(e) Each outstanding share of DCB Common Stock held directly by DCB immediately prior to the Effective Time (other than (i) shares of DCB Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of DCB Common Stock held in respect of a debt previously contracted) shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

(f) Notwithstanding anything in this Agreement to the contrary, Guaranty will not issue any certificates or scrip representing fractional shares of Guaranty Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Guaranty shall round the number of shares of Guaranty Common Stock to be received by each Qualified Shareholder to the nearest whole share.

(g) For purposes of clarification and avoidance of doubt, Schedule 2.1 sets forth an example calculation of the Merger Consideration and the Per Share Consideration based on the formulae described above.

Section 2.2 Determination of Exchange Ratio.

(a) The aggregate number of shares (or fraction thereof) of Guaranty Common Stock to be exchanged for each share of DCB Common Stock shall be adjusted appropriately to reflect any change in the number of shares of Guaranty Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to Guaranty Common Stock, received or to be received by holders of Guaranty Common Stock, when the record date or payment occurs prior to the Effective Time.

(b) The “Exchange Ratio” for the purposes of converting shares of DCB Common Stock into shares of Guaranty Common Stock in connection with the Merger shall be the ratio equal to the quotient of (i) the Per Share Consideration less the Qualified Shareholder Cash Consideration, divided by (ii) the Guaranty Per Share Value.

(c) “Guaranty Per Share Value” means $23.00, provided that if Guaranty completes any public or private offering of Guaranty Common Stock within sixty (60) days following the Effective Time, there may be additional post-closing adjustments to the Merger Consideration based upon the price at which Guaranty Common Stock is sold in accordance with Section 6.7.

(d) For purposes of clarification and avoidance of doubt, Schedule 2.2 sets forth an example calculation of the Exchange Ratio based on the formula described above.

Section 2.3 Determination of Qualified Shareholders. In connection with the mailing of the Proxy Statement-Offering Circular (as defined in Section 3.34) , DCB shall provide to each of DCB shareholders an investor questionnaire in a form satisfactory to Guaranty (the “Accredited Investor Questionnaire”), pursuant to which each shareholder of DCB will be asked to certify to DCB and to Guaranty that such shareholder is an Accredited Investor. The Accredited Investor Questionnaires and other information available to the parties shall be used to determine whether each shareholder of DCB is a Qualified Shareholder for the purposes of this Agreement. DCB shall promptly provide to Guaranty copies of the executed Accredited Investor Questionnaires that it receives.

Section 2.4 Dissenting Shares. Each share of DCB Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has voted against the Merger (or did not consent thereto in writing) and who has properly perfected such holder’s rights of appraisal by following the exact procedure required by Chapter 10, Subchapter H of the TBOC, is referred to herein as a “Dissenting Share.” Each Dissenting Share owned by each holder thereof who has not exchanged the certificates representing shares of DCB Common Stock for the Merger Consideration or otherwise has not effectively withdrawn or lost his dissenter’s rights, shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBOC. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the TBOC; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBOC. If any holder of any Dissenting Shares shall effectively withdraw or lose his dissenter’s rights under the applicable provisions of the TBOC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.

Section 2.5 Exchange of Shares.

(a) At least five (5) Business Days prior to the Closing Date, Guaranty shall deposit or cause to be deposited in trust with Computershare Ltd., or such other Person mutually agreeable to Guaranty and DCB (the “Exchange Agent”), (i) certificates representing shares of Guaranty Common Stock making up the aggregate stock portion of the Merger Consideration deliverable to Qualified Shareholders of DCB and (ii) cash in an aggregate amount sufficient to pay the Aggregate Cash Payment (such certificates and cash being referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than as provided in this Agreement. The Exchange Agent shall promptly deliver the stock certificates representing shares of Guaranty Common Stock and the cash payment upon surrender of certificates representing shares of DCB Common Stock or the DCB Options, as the case may be.

(b) The Exchange Agent shall mail promptly following the DCB Shareholder Meeting, but not less than fifteen (15) Business Days before the anticipated Effective Time or on such other date as Guaranty and DCB may agree (the “Mailing Date”) to each holder of record of an outstanding certificate or certificates which as of two (2) Business Days before the Mailing Date represented shares of DCB Common Stock (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of Guaranty Common Stock and/or amount of cash, if any, provided in Section 2.1 hereof, and such Certificate shall forthwith be cancelled. Guaranty shall provide the Exchange Agent with certificates for Guaranty Common Stock, as requested by the Exchange Agent, for the number of shares provided in Section 2.1. No interest will be paid or accrued with respect to the shares of Guaranty Common Stock or cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

(c) No dividends or other distributions declared after the Effective Time with respect to shares of Guaranty Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this Section 2.5. After the surrender of a Certificate in accordance with this Section 2.5, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had been declared after the Effective Time with respect to the shares of Guaranty Common Stock represented by such Certificate.

(d) After the Effective Time, the stock transfer ledger of DCB shall be closed and there shall be no transfers on the stock transfer books of DCB of the shares of DCB Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Guaranty, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.5.

(e) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of DCB for six months after the Exchange Agent mails the letter of transmittal pursuant to Section 2.5 shall be returned to Guaranty upon demand, and any shareholders of DCB who have not previously complied with the exchange procedures in this Article II shall look to Guaranty only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

(f) If any certificate representing shares of Guaranty Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Guaranty) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Guaranty Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

(g) None of Guaranty, DCB, the Exchange Agent or any other Person shall be liable to any former holder of shares of DCB Common Stock for any Guaranty Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Guaranty or the Exchange Agent, the posting by such person of a bond in such amount as Guaranty or the Exchange Agent may direct, not to exceed the aggregate amount of such shareholders’ portion of the Merger Consideration, as indemnity against any claim that may be made against Guaranty with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 2.6 Treatment of DCB Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any DCB Option, each DCB Option, whether vested or unvested, that is outstanding and unexercised immediately before the Effective Time (after giving effect to any DCB Options exercised as of immediately prior to the Effective Time) will cease, at the Effective Time, to represent a right to acquire shares of DCB Common

Stock and will be converted at the Effective Time, without any action on the part of the holder of such DCB Option, into an option to purchase Guaranty Common Stock (a “Converted Stock Option”), on the same terms and conditions as were applicable under such DCB Option (but subject to and taking into account any required acceleration of vesting of such DCB Option pursuant to the terms of the applicable DCB Option Stock Plan as in effect on the date hereof without any further action by DCB). The number of shares of Guaranty Common Stock subject to each such Converted Stock Option will be equal to the product (rounded up to the nearest whole share) obtained by multiplying (w) the number of shares of DCB Common Stock subject to the DCB Option immediately prior to the Effective Time by (x) the Exchange Ratio. The exercise price of each such Converted Stock Option will be equal to the quotient (rounded down to the nearest whole cent) obtained by dividing (y) the exercise price per share of the DCB Option immediately prior to the Effective Time by (z) the Exchange Ratio.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DCB

Except as disclosed in a document of even date herewith set forth in a correspondingly numbered section (the “Disclosure Schedules”), DCB represents and warrants to Guaranty and Newco as set forth below. On or prior to the date hereof, DCB has delivered to Guaranty Disclosure Schedules referred to in this Article III. DCB agrees that two (2) Business Days prior to the Closing it shall provide Guaranty with supplemental Disclosure Schedules reflecting any changes in the information contained in the Disclosure Schedules which have occurred in the period from the date of delivery of such Disclosure Schedules to two (2) Business Days prior to the date of Closing.

Section 3.1 Organization.

(a) DCB is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. DCB owns all of the issued and outstanding capital stock of PSB.

(b) PSB is a Texas state banking association duly organized, validly existing and in good standing under the laws of the State of Texas. PSB is duly authorized to conduct general banking business and has the requisite corporate power to engage in the business and activities now conducted by it.

(c) DCB and PSB each have the requisite corporate power and authority (including all material licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by them, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on either of DCB or PSB.

(d) True and complete copies of the Organizational Documents of DCB and PSB, each as amended to date, have been delivered or made available to Guaranty.

(e) Except for PSB and DCB Financial Trust 1 (the “Statutory Trust”), a Texas statutory trust formed in connection with DCB’s Trust Preferred Issuance (as defined in Section 3.37(a)), DCB (i) does not have any Subsidiaries or Affiliates (each as defined in Section 13.1), (ii) is not a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity and (iii) does not have Knowledge of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of DCB.

(f) The deposit accounts of PSB are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by PSB.

Section 3.2 Capitalization.

(a) The authorized capital stock of DCB consists of 5,000,000 shares of common stock, par value $5.00 per share, of which 1,850,228 are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of DCB Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state laws. Except for the Voting Agreement, and the DCB Options, respectively, there are no irrevocable proxies with respect to such shares and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock to any Person.

(b) DCB owns, either directly or indirectly, all of the issued and outstanding capital stock and other securities of its Subsidiaries, other than the preferred securities issued by the Statutory Trust. The outstanding capital stock and other securities of DCB’s Subsidiaries are, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable and (ii) free and clear of any liens, claims, security interests and encumbrances of any kind. There are no irrevocable proxies with respect to shares of the Subsidiaries and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock of the Subsidiaries to any Person.

(c) Except as set forth in Schedule 3.2(c), there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating DCB to issue any authorized and unissued DCB Common Stock.

(d) DCB does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. Except as set forth in Schedule 3.2(d) and pursuant to the Voting Agreement, to DCB’s Knowledge, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting DCB Common Stock.

(e) Except as set forth in Schedule 3.2(e), DCB has not paid any dividends on the DCB Common Stock since September 30, 2014.

Section 3.3 Approvals; Authority.

(a) DCB has the requisite corporate power and authority to execute and deliver this Agreement (and any related documents), and DCB has full legal capacity, power and authority to perform (provided the required regulatory and shareholder approvals are obtained) its obligations hereunder and thereunder and to consummate the contemplated transactions. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of DCB. The board of directors of DCB has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of DCB and its shareholders, and has directed that the Agreement be submitted to DCB’s shareholders for approval and adoption. Except for the approval of the shareholders of DCB, no further actions or corporate proceedings on the part of DCB are necessary to execute and deliver this Agreement or the related documents and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by DCB. Assuming the due authorization, execution and delivery by Guaranty, this Agreement is a duly authorized, valid, legally binding agreement of DCB enforceable against DCB in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar law affecting creditors’ rights and remedies generally and general equitable principles, including principles of commercial reasonableness, good faith and fair dealing (collectively, the “Bankruptcy Exception”).

Section 3.4 Investments. DCB has delivered to Guaranty a true and complete list, as of September 30, 2014, of all securities, including municipal bonds, owned by DCB, and all such securities are owned by DCB (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Other than DCB Subsidiaries, there are no entities in which DCB owns 5% or more of the issued and outstanding voting securities. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities held by DCB in DCB’s securities portfolio.

Section 3.5 Financial Statements.

(a) DCB has delivered to Guaranty true and complete copies of DCB’s (i) audited consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of income, statements of changes in shareholders’ equity and statements of cash flows for the years ended December 31, 2013 and 2012, accompanied by the report thereon of DCB’s independent auditors and (ii) unaudited consolidated balance sheets and related consolidated statements of income, changes in shareholders’ equity and cash flows as of and for the nine months ended September 30, 2014 and 2013. DCB has also delivered to Guaranty true and complete copies of the Consolidated Reports of Condition and Income (“PSB Call Reports”) filed by PSB with the appropriate regulatory authorities for each of the periods during the three years ended December 31, 2013 and for the quarters ending March 31, June 30, and September 30, 2014. The audited and unaudited financial information and PSB Call Reports referred to in this Section 3.5(a) are collectively referred to in this Agreement as the “DCB Financial Statements.”

(b) Each of the DCB Financial Statements fairly present, in all material respects, the financial position of DCB and results of operations at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis, except for the PSB Call Reports, which are in compliance with the rules and regulations of applicable federal and state banking authorities.

(c) As of the dates of DCB Financial Statements, and as of the date of this Agreement, DCB did not have any material liabilities (whether accrued, absolute, contingent or otherwise) except as fully set forth or provided for in such DCB Financial Statements or otherwise disclosed in Schedule 3.5(c).

Section 3.6 Loan Portfolio and Allowance for Loan Losses.

(a) DCB has delivered to Guaranty a true and complete list, as of September 30, 2014, of all loans of DCB or PSB showing for each loan thereon the account number and the outstanding principal balance due (the “Loan Schedule”). Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on DCB, all loans listed on the Loan Schedule, and all currently outstanding loans of either DCB or PSB (individually a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, were solicited and originated, and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by the Bankruptcy Exception. To DCB’s Knowledge, neither DCB nor PSB has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. No claim or defense as to the enforcement of any Loan has been asserted, and DCB has no Knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

(b) The allowance for loan losses shown on DCB Financial Statements as of September 30, 2014 was, and the allowance for loan losses to be shown on any financial statements or PSB Call Reports as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all material respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of DCB or PSB and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such Loans.

Section 3.7 Certain Loans and Related Matters.

(a) Except as set forth in Schedule 3.7(a), neither DCB nor PSB is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by DCB, PSB or any Governmental Body with supervisory jurisdiction over DCB or PSB , should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such Persons; or (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of DCB or PSB, or any 10% or more shareholder of DCB, or any Person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

(b) DCB has delivered to Guaranty a true and complete list (the “Problem Asset List”) of all the substandard, doubtful, loss, nonperforming, problem loans or other assets of DCB and PSB on the internal watch list of DCB and PSB that have been classified internally by management of DCB or PSB, or that have been classified during any external loan review or regulatory examination as of October 31, 2014. Except as set forth in Schedule 3.7(b), to the Knowledge of DCB, there is no asset, loan agreement, note or borrowing arrangement which should be included on a Problem Asset List in accordance with DCB’s or PSB’s ordinary course of business and consistent with prudent banking principles.

(c) DCB has delivered to Guaranty a true and complete list of all SBA loans outstanding and indicates the loans for which the guaranteed portion has been sold. Neither DCB nor PSB is in breach of any warranty or representation made by it in connection with its origination and sale of the guaranteed portion of any SBA loan such that it is, or would reasonably expected to be, obligated to repurchase any such loan.

Section 3.8 Real Property Owned or Leased.

(a) DCB has delivered to Guaranty a true and complete list of all real property owned or leased by DCB or any of its Subsidiaries (the “DCB Real Property”). DCB has delivered to Guaranty true and complete copies of all (i) deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, the DCB Real Property, and (ii) mortgages, deeds of trust and security agreements to which the DCB Real Property is subject.

(b) No lease or deed with respect to any DCB Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such DCB Real Property pertaining to its current primary business purpose. Each of such leases is a legal, valid and binding obligation, enforceable in accordance with its terms (except as may be limited by the Bankruptcy Exception), and is in full force and effect; DCB has not received any notice of claims of any defaults by DCB, any of its Subsidiaries or the other party thereunder and, to the Knowledge of DCB, there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

(c) None of the buildings and structures located on any DCB Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any DCB Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on DCB or any of its Subsidiaries. No condemnation proceeding is pending or, to DCB’s Knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any DCB Real Property in the manner in which it is currently being used.

(d) DCB or one of its Subsidiaries has good and marketable title to, or a valid and enforceable leasehold interest in, or a contract vendee’s interest in, all DCB Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property taxes not yet due and payable, local improvement district assessments, easements, covenants, restrictions and other matters of record.

(e) To DCB’s Knowledge, all buildings and other facilities used in the business of DCB or any of its Subsidiaries are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.9 Personal Property. Except as set forth in Schedule 3.9, DCB or one of its Subsidiaries has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “DCB Personalty”), free and clear of all liens, charges or other encumbrances and except (a) as noted in the DCB Financial Statements, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings (c) consensual land lord liens, (d) pledges of assets in the ordinary course of business to secure public fund deposits, (e) those assets and properties disposed of for fair market value in the ordinary course of business since the applicable dates of the DCB Financial Statements and (f) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant DCB Personalty. Subject to ordinary wear and tear, the DCB Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.10 Environmental Laws. To the Knowledge of DCB, DCB, its Subsidiaries and any properties or businesses owned or operated by DCB or any of its Subsidiaries are and have been in material compliance with all applicable Environmental Laws (as hereinafter defined) and Occupational H&S Laws (as hereinafter defined) and material permits required thereunder, except for such noncompliance as would not reasonably be expected to give rise, individually or in the aggregate, to a Material Adverse Effect on DCB or any of its Subsidiaries. Neither DCB nor any of its Subsidiaries (a) has received any written notice of any violation of, or alleged violation of, any Environmental Laws or Occupational H&S Laws by DCB; (b) has generated, stored, or disposed of any Hazardous Materials (as hereinafter defined) except in compliance with the Environmental Laws; and (c) is subject to any written claim or recorded lien asserted against it under any Environmental Laws or Occupational H&S Laws or relating to Hazardous Materials. No release (as defined at CERCLA, 42 U.S.C. 9601(22)) of Hazardous Materials has occurred at or from any DCB Real Property during the term of the ownership, lease or operation thereof by DCB or any of its Subsidiaries for which the Environmental Laws require notice to any third party, further investigation or response action of any kind. To the Knowledge of DCB, no asbestos-containing materials are present at any facility owned, leased or operated by DCB or any of its Subsidiaries. No real property currently owned, leased or operated by DCB or any of its Subsidiaries is, or has been, used as an industrial site or a landfill during the tenure of DCB or any of its Subsidiaries, or to the Knowledge of DCB, prior to such tenure. To the Knowledge of DCB, there are no underground storage tanks used for the storage of Hazardous Materials at any DCB Real Property. DCB has furnished or will furnish, Guaranty copies of all environmental assessments, reports, studies and other similar documents or information in its possession or control relating to the DCB Real Property.

“Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance or code, in each case as amended as of the date of this Agreement, including any applicable and enforceable judicial or administrative order, consent decree, or judgment, relating to the environment, Hazardous Materials, or the effect of Hazardous Materials on human health, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq. (“CERCLA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq. the Clean Air Act, 42 U.S.C. §§ 7401, et seq. and the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.

“Hazardous Materials,” as used in this Agreement, means (i) any petroleum or petroleum products, natural gas, or natural gas products, regulated radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs) at regulated concentrations, and radon gas at regulated concentrations; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants” under any Environmental Laws and (iii) any other chemical, material, waste or substance which is regulated as hazardous or toxic to human health or the environment by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials containing asbestos or lead.

“Occupational H&S Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance or code, in each case as amended as of the date of this Agreement, including any applicable and enforceable judicial or administrative order, consent decree or judgment, relating to occupational health or safety, including without limitation the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., but excluding Environmental Laws.

Section 3.11 Proceedings. Except as set forth in Schedule 3.11, there are no Proceedings (as defined herein) pending or, to DCB’s Knowledge, threatened against DCB or any of its Subsidiaries, and DCB has no Knowledge of any basis on which any such Proceedings could be brought which could reasonably be expected to result in a Material Adverse Effect on DCB or any of its Subsidiaries, or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. To the Knowledge of DCB, neither DCB nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body (as defined herein).

Section 3.12 Taxes.

(a) For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

“Affiliated Group” means any affiliated group within the meaning of Code § 1504(a).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that DCB, or Guaranty, as the case may be, or any of their respective Subsidiaries is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) DCB and each of its Subsidiaries has filed all Tax Returns that it was required to file, including without limitation any Tax Returns of any affiliated, consolidated, combined or unitary group of which DCB or any of its Subsidiaries is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by DCB or any of its Subsidiaries and any affiliated, consolidated, combined or unitary group of which DCB or any of its Subsidiaries is or was a member (whether or not shown on any Tax Return) have been paid. Except as set forth in Schedule 3.12(b), neither DCB nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where DCB or any of its Subsidiaries does not file Tax Returns that DCB or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of DCB or any of its Subsidiaries that arose in connection with any failure (or alleged failure) of DCB or any of its Subsidiaries to pay any Tax.

(c) DCB and each of its Subsidiaries has collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(d) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of DCB or any of its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers of DCB or any of its Subsidiaries has Knowledge based upon personal contact with any agent of such authority. Schedule 3.12(d) lists all federal, state, local, and foreign income Tax Returns filed with respect to DCB and each of its Subsidiaries for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. DCB has made available to Guaranty correct and complete copies of all federal income Tax Returns and statements of deficiencies assessed against or agreed to by DCB or any of its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.

(e) Neither DCB nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Neither DCB nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). Neither DCB nor any of its Subsidiaries has participated in any reportable transaction or a transaction that is substantially similar to a listed transaction as defined under Section 6011, 6111 and 6112 of the Code. If DCB or any of its

Subsidiaries has participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with the applicable Tax regulations. Except as set forth on Schedule 3.12(f) neither DCB nor any of its Subsidiaries has (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return and (iii) has Liability for the Taxes of any Person under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Neither DCB nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(h) None of DCB, any of DCB’s Subsidiaries or Guaranty will be required to include any item of income in, nor will DCB, any of DCB’s Subsidiaries or Guaranty be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in DCB’s or any of its Subsidiary’s method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date by DCB or any of its Subsidiaries; (iii) intercompany transaction or excess loss account of DCB or any of its Subsidiaries described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date by DCB or any of its Subsidiaries; or (v) prepaid amount received on or prior to the Closing Date by DCB or any of its Subsidiaries.

(i) Neither DCB nor any of its Subsidiaries constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j) Neither DCB nor any of its Subsidiaries is required to make any adjustment under Code § 481(a) by reason of a change in accounting method or otherwise.

(k) The unpaid Taxes of DCB and each of its Subsidiaries (i) did not, as of December 31, 2013, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the DCB Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of DCB and its Subsidiaries in filing their respective Tax Returns.

(l) Schedule 3.12(l) sets forth an accurate and complete description as to any United States federal net operating and capital loss carryforwards for DCB and each of its Subsidiaries (including any limitations of such net operating or capital loss carryforwards under Code Sections 382, 383 or 384 or the Treasury Regulations) as of December 31, 2013 and the expiration dates thereof.

Section 3.13 Contracts and Commitments. Schedule 3.13 sets forth a true and complete listing, as of December 15, 2014, of all leases, subleases, licenses, contracts and agreements to which DCB or any of its Subsidiaries is a party, and which (a) relate to real property used by DCB or any of its Subsidiaries in its operations (such DCB Contracts being referred to herein as the “DCB Leases”), (b) involve payments to or by DCB or any of its Subsidiaries in excess of $25,000 per year during the term thereof, or (c) involve termination payments by DCB or any of its Subsidiaries in excess of $10,000 (the “DCB Contracts”). True and complete copies of all such DCB Contracts, and all amendments thereto, have been made available to Guaranty. The term “DCB Contracts” does not include (i) loans made by, (ii) unfunded loan commitments of $50,000 or less made by, (iii) letters of credit issued by, (iv) loan participations of, (v) federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) spot foreign exchange transactions of, (viii) bankers acceptances of or (ix) deposit liabilities of, PSB. Except as set forth in Schedule 3.13, no participations or Loans have been sold that have buy-back, recourse or guaranty provisions that create contingent or direct liability to DCB or any of its Subsidiaries. All of the DCB Contracts are legal, valid and binding obligations of DCB, and to the Knowledge of DCB, any other party thereto enforceable according to their terms, subject to the Bankruptcy Exception. Except as set forth on Schedule 3.13, all rent and other payments by DCB or any of its Subsidiaries under the DCB Contracts is current, there are no existing defaults by DCB or any of its Subsidiaries under the DCB Contracts and no termination, condition or other event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder. DCB or one of its Subsidiaries has a good and marketable leasehold interest in each of the properties subject to the DCB Leases, free and clear of all mortgages, pledges, liens, encumbrances and security interests, but subject to all matters of record.

Section 3.14 Insurance Policies. A true and complete list of all insurance policies (including any bank owned life insurance) owned or held by or on behalf of DCB or any of its Subsidiaries (other than credit-life policies) is set forth in Schedule 3.14. All of the policies set forth on Schedule 3.14, (a) are presently in full force and effect and all premiums that are due and payable with respect thereto are currently paid, (b) are sufficient for compliance in all material respects with all requirements of applicable laws and of all agreements to which DCB or any of its Subsidiaries is a party, (c) are reasonably adequate for the business conducted by DCB and its Subsidiaries in respect of amounts, types and risks insured (other than the risk of terrorist attacks), (d) are valid, outstanding and enforceable policies (except as may be limited by the Bankruptcy Exception), and (e) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or to, the Knowledge of DCB, notified or indicated to DCB or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither DCB nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither DCB nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three (3) fiscal years.

Section 3.15 No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of the Organizational Documents of DCB or any of its Subsidiaries or (b) subject to obtaining the requisite approval of the holders of the outstanding DCB Common Stock and all regulatory approvals and consents and the consents of the third parties set forth in Schedule 3.16, will not (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to DCB, any Subsidiary of DCB or any of their respective properties or assets or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause DCB or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of DCB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which DCB or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, except, for the purposes of clause (ii), such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect on DCB or any of its Subsidiaries.

Section 3.16 Consents and Approvals. Except for prior approval of the Merger by the Governmental Bodies having jurisdiction over DCB and its Subsidiaries, the requisite approval of the shareholders to be obtained by DCB and the consents of the third parties set forth in Schedule 3.16, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or Governmental Body is required of DCB or any of its Subsidiaries in connection with the execution, delivery and performance by DCB of this Agreement and the transactions contemplated hereby or the resulting change in control of DCB and its Subsidiaries.

Section 3.17 Absence of Certain Changes. Since September 30, 2014, (i) DCB and each of its Subsidiaries has conducted its business in the ordinary and usual course consistent with prudent banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or, to the Knowledge of DCB, circumstance arisen that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on DCB or any of its Subsidiaries.

Section 3.18 Employment Relations. The relations of DCB and each of its Subsidiaries with their respective employees are satisfactory. Neither DCB nor any of its Subsidiaries has received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. DCB and each of its Subsidiaries has complied in all material respects with all laws relating to the employment of labor with respect to its employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar taxes, and no person has asserted to DCB or to any of its Subsidiaries that DCB or of its Subsidiaries is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

Section 3.19 Employee Benefit Plans.

(a) Schedule 3.19(a) lists all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of DCB or any of its ERISA Affiliates (as defined below) that are sponsored or maintained by DCB or any of its ERISA Affiliates or to which DCB or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of DCB or any of its ERISA Affiliates or with respect to which DCB or any of its ERISA Affiliates has any liability, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any employment agreement or collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (“DCB Employee Plan”). Schedule 3.19(a) identifies any DCB Employee Plan that is subject to Title IV of ERISA (“Title IV Plan”). “ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes DCB, or that is a member of the same “controlled group” as DCB pursuant to Section 4001(a)(14) of ERISA.

(b) DCB has delivered to Guaranty: (i) true and complete copies of all documents setting forth the terms of each DCB Employee Plan, including all amendments thereto and all related trust documents and insurance policies; (ii) the three most recent actuarial reports and annual reports (Form 5500 Series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each DCB Employee Plan; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each DCB Employee Plan; (iv) all current employee handbooks and other policies delivered or made available to DCB’s and PSB’s employees and other service providers; and (v) the most recent Internal Revenue Service (“IRS”) determination or opinion letter issued with respect to each DCB Employee Plan intended to be qualified under Section 401(a) of the Code.

(c) There is no pending or, to the Knowledge of DCB, threatened Proceeding relating to any DCB Employee Plan. All DCB Employee Plans comply and have been administered in all material respects with all applicable requirements of ERISA, the Code and other applicable laws and all DCB Employee Plans have been operated in substantial compliance with their terms. There has occurred no “prohibited transaction” (within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code) with respect to DCB Employee Plans which is likely to result in the imposition of material penalties or taxes upon DCB or any of its Subsidiaries under Section 502(i) or 502(l) of ERISA or Section 4971 or 4975 through 4980 of the Code. Neither DCB, any ERISA Affiliate, nor any of their current or former directors, officers, employees or any other “fiduciary” within the meaning of ERISA Section 3(21), has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law, or has any material liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the assets of any DCB Employee Plan. All contributions, premiums or other payments required by law or by any DCB Employee Plan (i) that are due on or before the Closing have been paid or will be paid prior to the Closing, and (ii) that have accrued on or before the Closing have been or will be paid or properly accrued at the Closing.

(d) Neither DCB nor any of its Subsidiaries has any material obligations for post-retirement or post-employment health or medical benefits under any DCB Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws (“COBRA”), the cost of which is borne by the insured individuals. Each DCB Employee Plan that is a “group health plan” within the meaning of Section 5000 of the Code has been operated in substantial compliance with COBRA. Each DCB Employee Plan can be terminated upon 60 days’ notice or less without payment of any additional compensation or amount (other than administrative costs associated with such termination) or the additional vesting or acceleration of any benefits, except as required by law. Each DCB Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation in all material respects and is the subject of a favorable determination or opinion letter from the Internal Revenue Service with respect to its qualified status, and no event or circumstance has occurred or exists that would disqualify any such DCB Employee Plan.

(e) Neither DCB nor any ERISA Affiliate has within the last six (6) years had any liability or contingent liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. Neither DCB nor any ERISA Affiliate has incurred any unsatisfied liability under Title IV of ERISA, and no condition or set of circumstances exists that presents a risk to DCB or any ERISA Affiliate of incurring liability under Title IV of ERISA. No Title IV Plan has been completely or partially terminated and none has been the subject of a “reportable event” within the meaning of Section 4043 of ERISA. No proceeding by the Pension Benefit Guaranty Corporation to terminate any Title IV Plan has been instituted or threatened. Neither DCB nor any ERISA Affiliate has any liability for the termination of any Title IV Plan under ERISA Section 4062. The present value of all benefit liabilities (whether or not vested) as defined in ERISA Section 4001(a)(16) under each Title IV Plan did not exceed as of the most recent Title IV Plan actuarial valuation date, and will not exceed as of the Closing Date, the then-current value of the assets of such Title IV Plan as determined pursuant to Code Sections 412 or 430, and (i) at the Closing Date, the current value of all accrued benefits under each Title IV Plan will not exceed the current value of all the assets of such Title IV Plan allocable to such accrued benefits, determined as though each Plan were to terminate on the Closing Date. All premiums have been paid in full to the Pension Benefit Guaranty Corporation, and neither DCB nor any ERISA Affiliate has any liability for any premiums to the Pension Benefit Guaranty Corporation. Neither DCB nor any ERISA Affiliate has any liability for any unfunded benefit liabilities, or any accumulated funding deficiency within the meaning of ERISA Section 302 or Code Section 412 or 430, whether or not waived. Neither DCB nor any ERISA Affiliate has any liability (ii) for any lien or any interest payments or any minimum funding contributions under ERISA Section 302 or Section 401(a)(29), 412 or 430 of the Code, as applicable, or (iii) to provide security under ERISA Section 307 or Code Section 401(a)(29).

(f) Except as set forth on Schedule 3.19(f), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any DCB Employee Plan, that will or may result (either alone or in connection with any other circumstance or event) in any material payment (whether severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or a trust with respect to any employee or other person. No payment made as a result of any of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment) will result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(g) Except as set forth on Schedule 3.19(g), there are no outstanding compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of DCB or any ERISA Affiliate.

Section 3.20 Deferred Compensation and Salary Continuation Arrangements. Schedule 3.20 contains a list of all non-qualified deferred compensation and salary continuation arrangements of DCB and each of its Subsidiaries, if any, including (a) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (b) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, have been, and as of the Closing Date, will be, fully accrued for on the DCB Financial Statements. Each non-qualified deferred compensation arrangement satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation.

Section 3.21 Intellectual Property Rights.

(a) Except as set forth on Schedule 3.21(a), DCB has delivered to Guaranty a complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by DCB or any of its Subsidiaries or used in a material manner by it in the conduct of their respective business under license pursuant to a material contract (the “Intellectual Property”). DCB and each of its Subsidiaries owns or has the right to use and continue to use the Intellectual Property in the operation of its business. Except as set forth in Schedule 3.21(a), DCB and each of its Subsidiaries is, to DCB’s Knowledge, not infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has DCB or any of its Subsidiaries used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(b) Neither DCB nor any of its Subsidiaries has been charged with engaging, and to DCB’s Knowledge, neither DCB nor any of its Subsidiaries is engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of DCB, any of its Subsidiaries or the Surviving Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.22 Brokers, Finders and Financial Advisors. Except as set forth on Schedule 3.22, neither DCB, any Subsidiary of DCB, nor any of their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, financial advisory, investment banking or other fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 3.23 Accounting Controls. Each of DCB and PSB have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of its board of directors and/or its duly authorized executive officers; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as it or other criteria applicable to such financial statements, and to maintain accountability for items therein; (iii) control of its material properties and assets is permitted only in accordance with general or specific authorization of its board of directors and/or its duly authorized executive; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.24 Derivative Contracts. Neither DCB nor any of its Subsidiaries is a party to nor has it agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in DCB Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.25 Deposits. Except as set forth on Schedule 3.25, no deposit of PSB (a) is a “brokered” deposit (as such term is defined in 12 CFR 337.6(a)(2)); (b) was acquired through a deposit listing service; or (c) is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.26 Regulatory Actions. There are no actions or Proceedings pending or, to the Knowledge of DCB, threatened, against DCB or any of its Subsidiaries by or before any Governmental Body having jurisdiction over DCB or any of its Subsidiaries. Neither DCB nor any of its Subsidiaries is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any Governmental Body having jurisdiction over DCB or any of its Subsidiaries. DCB does not know of any fact or circumstance relating to DCB or any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, nor does DCB have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger.

Section 3.27 Compliance with Laws and Regulatory Filings.

(a) DCB and each of its Subsidiaries has complied in all material respects with and is not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to it, including, without limitation and as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to consumer protection, bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all other laws and regulations governing the operations of a federally-insured financial institution (collectively, “Banking Laws”). DCB and PSB have neither had nor suspected any material incidents of fraud or defalcation involving DCB, PSB or any of their respective officers, directors or Affiliates during the last two years. PSB has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to PSB that are designed to properly monitor transaction activity (including wire transfers). PSB is designated as a small bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory.”

(b) Each of DCB and PSB has filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve, the FDIC, the TDB or any other Governmental Body having supervisory jurisdiction over either DCB or PSB, and such reports, registrations and statements as finally amended or corrected, are true and complete in all material respects. Except for customary examinations conducted by bank regulatory agencies in the ordinary course of business, no Governmental Body has initiated any Proceeding or, to DCB’s Knowledge, investigation into the business or operations of DCB or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Governmental Body with respect to any report relating to any examinations of DCB or PSB.

(c) None of DCB, or any of its Subsidiaries, or to the Knowledge of DCB, no director, officer, employee, agent or other Person acting on behalf of DCB or any of its Subsidiaries has, directly or indirectly, (i) used any funds of DCB or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of DCB or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of DCB or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of DCB or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for DCB or any of its

Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for DCB or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.

Section 3.28 Mortgage Banking Business.

(a) PSB has complied in all material respects with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by PSB satisfied in all material respects, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between PSB and any Agency, Loan Investor or Insurer (as such terms are defined below), (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and

(b) No Agency, Loan Investor or Insurer has (i) notified PSB in writing that PSB has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by PSB to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of PSB or (iii) notified PSB in writing that it has terminated or intends to terminate its relationship with PSB for poor performance, poor loan quality or concern with respect to PSB’s compliance with laws.

(c) For purposes of this Section 3.28: (i) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other Governmental Authority with authority to (A) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by PSB or (B) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities; (ii) “Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by PSB or a security backed by or representing an interest in any such mortgage loan; and (iii) “Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by PSB, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

Section 3.29 Shareholders’ List. DCB has delivered to Guaranty a list of the holders of shares of DCB Common Stock as of a date within ten (10) Business Days prior to the date hereof, containing for DCB’s shareholders the names, addresses and number of shares held of record, which shareholders’ list is in all respects true and complete as of such date and will be updated prior to Closing.

Section 3.30 SEC Status; Securities Issuances. Neither DCB nor any of its Subsidiaries is subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor the rules and regulations of the Securities and Exchange Commission (“SEC”) promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by DCB and its Subsidiaries have been registered under the Securities Act and/or the Securities Act of the State of Texas (the “Texas Securities Act”), and all other applicable laws or were exempt from any such registration requirements.

Section 3.31 Fiduciary Responsibilities. DCB and each of its Subsidiaries have performed in all of their respective duties as a trustee, custodian, guardian or an escrow agent in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

Section 3.32 Dissenting Shareholders. DCB and its directors and executive officers have no Knowledge of any plan or intention on the part of any shareholder of DCB to make written demand for payment of the fair value of such holder’s shares of DCB Common Stock in the manner provided in Chapter 10 of the TBOC.

Section 3.33 Books and Records.

(a) The minute books and stock ledgers of DCB and each of its Subsidiaries that have been made available to Guaranty, its representatives or affiliates constitute all of the minute books and stock ledgers of DCB and each of its Subsidiaries and contain a complete and accurate record of all actions of its shareholders of its board of directors (and any committees thereof) as of the dates set forth therein. All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and tax records and all other records that relate to the business and properties of DCB and each of its Subsidiaries that have been requested by Guaranty have been made available to Guaranty, its representatives or affiliates.

(b) Each of DCB and its Subsidiaries makes and keeps books, records and accounts which, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in, and dispositions of, its assets and securities and maintains a system of internal accounting controls sufficient to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with GAAP consistently applied and any other criteria applicable to such statements and (B) to maintain accountability for assets, (iii) access to the assets of DCB and each of its Subsidiaries is permitted only in accordance with management’s general or specific authorizations and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Each of DCB and its Subsidiaries maintains a process designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, and effected by its board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions in and dispositions of its assets, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of its financial statements in accordance with GAAP, and that its receipts and expenditures are being made only in accordance with authorizations of its management and directors, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.

Section 3.34 Information. None of the information relating to DCB or any of its Subsidiaries that is provided by DCB or any of its Subsidiaries for inclusion in (a) a proxy statement and offering circular (including any amendment or supplement thereto) to be prepared by DCB and Guaranty in accordance with DCB’s Organizational Documents and applicable law and in such form and structure as are mutually-agreeable between DCB and Guaranty (the “Proxy Statement-Offering Circular”) and mailed to DCB’s shareholders in connection with (i) the solicitation of proxies by the board of directors of DCB for use at a special meeting of DCB’s shareholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the “DCB Shareholder Meeting”) and (ii) the offering of shares of Guaranty Common Stock to shareholders of DCB as part of the Merger Consideration, or (b) any filings or approvals under applicable federal or state Banking Laws or regulations or federal or state securities laws will, to the Knowledge of DCB and its Subsidiaries, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.35 Fairness Opinion. Prior to the execution of this Agreement, DCB has received a written opinion from Sheshunoff & Co., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions, qualifications, assumptions and other matters set forth therein, as of the date hereof, the Aggregate Merger Consideration to be received by the shareholders of DCB pursuant to this Agreement is fair, from a financial point of view, to such shareholders. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.36 No Representations or Warranties of Initial Public Offering. DCB acknowledges that the detailed representations and warranties set forth in this Agreement have been negotiated at arm’s length among sophisticated business entities and that, as of the date of this Agreement, none of Guaranty or any its respective affiliates or any person or entity acting on behalf of any of the foregoing has made any express or implied representation or warranty to DCB or its shareholders as to the pricing, completion or success of any public offering of the Guaranty Common Stock or any return on an investment in the Guaranty Common Stock, and neither DCB nor its shareholders are relying on any such representation or warranty.

Section 3.37 Outstanding Trust Preferred Securities of Subsidiary Trusts.

(a) DCB has issued and has presently outstanding $5,155,000.00 of Floating Rate Junior Subordinated Debentures due June 15, 2037 issued by the Statutory Trust pursuant to an Indenture dated as of March 29, 2007 between DCB and Wells Fargo Bank, N.A., as Trustee (the “Trust Preferred Issuance”). The Statutory Trust has issued and outstanding $5,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of March 29, 2007 among DCB, Wells Fargo Bank, N.A., as Institutional Trustee, and the administrative trustees named therein; and

(b) To DCB’ Knowledge, all representations and warranties as made by DCB in the documents related to the Trust Preferred Issuance were true when made. The Trust Preferred Issuance was authorized, issued and sold in compliance with all applicable legal requirements in all material respects.

Section 3.38 Due Diligence by DCB. DCB acknowledges that it has had the opportunity to conduct due diligence with respect to Guaranty and its Subsidiaries and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Guaranty concerning any matter; (ii) access to information about Guaranty and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate the Merger; and (iii) the opportunity to obtain such additional information that Guaranty possesses or can acquire without unreasonable effort or expense that is necessary to make an informed decision with respect to the Merger. DCB has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to the Merger.

Section 3.39 Representations Not Misleading. No representation or warranty by DCB contained in this Agreement, nor any schedule furnished to Guaranty by DCB under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true after disclosure to any Governmental Body having jurisdiction over DCB, any of its Subsidiaries or its properties of the facts and circumstances upon which they were based. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, has been withheld by DCB.

Section 3.40 Restrictions on Guaranty Common Stock. DCB acknowledges that shares of Guaranty Common Stock issued as a result of the Merger will be issued in reliance upon an exemption from the registration requirements under the Securities Act and the Texas Securities Act, including Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, will be subject to the restrictions and limitations on transfer set forth under such laws and will bear appropriate restrictive legends, in the form determined by Guaranty, to reflect that the shares are not registered under the Securities Act or the Texas Securities Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GUARANTY

Except as disclosed in the Disclosure Schedules, Guaranty and Newco represent and warrants to DCB as set forth below. On or prior to the date hereof, Guaranty has delivered to DCB Disclosure Schedules referred to in this Article IV. Guaranty agrees that two (2) Business Days prior to the Closing it shall provide DCB with supplemental Guaranty Disclosure Schedules reflecting any changes in the information contained in the Guaranty Disclosure Schedules which have occurred in the period from the date of delivery of such Guaranty Disclosure Schedules to two (2) Business Days prior to the date of Closing.

Section 4.1 Organization.

(a) Guaranty is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. Guaranty owns all of the issued and outstanding capital stock of GBT and Newco. Guaranty has the requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by them, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Guaranty.

(b) Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Newco has the requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Newco.

(c) GBT is a national banking association duly organized, validly existing and in good standing under the laws of the United States. GBT has the requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on GBT. GBT is (i) duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the OCC, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act.

(d) True and complete copies of the Organizational Documents of each of Guaranty, Newco and GBT, each as amended to date, have been made available to DCB.

(e) The deposit accounts of GBT are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by GBT.

Section 4.2 Capitalization.

(a) The authorized capital stock of Guaranty consists of 65,000,000 shares of capital stock, consisting of 50,000,000 shares of Guaranty Common Stock, par value $1.00 per share and 15,000,000 shares of preferred stock, par value $5.00 per share. There are 8,015,614 shares of Guaranty Common Stock which are issued and outstanding as of the date of this Agreement. No shares of the authorized preferred stock of Guaranty are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Guaranty Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state laws, and are not subject to any restrictions or limitations prohibiting or restricting transfers except as provided under federal or state securities laws and except as provided under that certain Shareholders’ Agreement dated December 31, 2013 by and among Guaranty and certain of its current shareholders (“Shareholders’ Agreement”).

(b) The authorized capital stock of Newco consists of 1,000 shares of capital stock, consisting entirely of 1,000 shares of Newco Common Stock, par value $0.01 per share. There are 10 shares of Newco Common Stock issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Newco Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state laws, and are not subject to any restrictions or limitations prohibiting or restricting transfers except as provided under federal or state securities laws.

(c) Except as set forth on Schedule 4.2(c), there are no irrevocable proxies with respect to the Guaranty Common Stock and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock to any Person.

(d) Except as set forth in Schedule 4.2(d), there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating Guaranty to issue any its authorized and unissued securities.

(e) Except as set forth on Schedule 4.2(e), Guaranty does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. Except as set forth in Schedule 4.2(c), to Guaranty’s Knowledge, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting Guaranty Common Stock.

Section 4.3 Approvals; Authority.

(a) Each of Guaranty and Newco has requisite corporate power and authority to execute and deliver this Agreement (and any related documents), and each of Guaranty and Newco has full legal capacity, power and authority to perform (provided the required regulatory and shareholder approvals are obtained) its obligations hereunder and thereunder and to consummate the contemplated transactions.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of each of Guaranty and Newco. The board of directors of each of Guaranty and Newco has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Guaranty and Newco, respectively, and their respective shareholders. No further actions or corporate proceedings on the part of Guaranty or Newco are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Guaranty and Newco and, assuming the due authorization, execution and delivery by DCB, is a duly authorized, valid, legally binding agreement of each of Guaranty and Newco enforceable against them in accordance with its terms, subject to the Bankruptcy Exception.

Section 4.4 No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of the Organizational Documents of Guaranty or any of its Subsidiaries or (b) subject to obtaining all regulatory approvals and consents and the consents of the third parties set forth in Schedule 4.5, will not (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Guaranty or any of its Subsidiaries or any of their respective properties or assets or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Guaranty or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Guaranty or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Guaranty or any of its Subsidiaries is a party, or by which any of their properties or assets may be bound or affected, except, for purposes of clause (ii), such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect on Guaranty.

Section 4.5 Consents and Approvals. Except for prior approval of the Merger by the Governmental Bodies having jurisdiction over Guaranty and the consents of the third parties set forth in Schedule 4.5, no prior consent, approval or authorization of, or declaration, filing or registrations with, any Person or Governmental Body is required of Guaranty or any of its Subsidiaries in connection with the execution, delivery and performance by Guaranty or Newco of this Agreement and the transactions contemplated hereby. To Guaranty’s Knowledge, there exists no fact or circumstance, whether relating to Guaranty or any its Subsidiaries or otherwise, that would materially impede or delay receipt of any required regulatory approval of the Merger or other transactions contemplated by this Agreement, nor does Guaranty have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger.

Section 4.6 Financial Statements.

(a) Guaranty has delivered to DCB a true, correct and complete copies of Guaranty’s (i) audited consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, statements of changes in shareholders’ equity and statements of cash flows for the years ended December 31, 2013 and 2012, accompanied by the report thereon of Guaranty’s independent auditors and (ii) unaudited consolidated balance sheets and related consolidated statements of operations as of and for the nine months ended September 30, 2014 and 2013. Guaranty has also delivered to DCB true, correct and complete copies of the Consolidated Reports of Condition and Income (“GBT Call Reports”) filed by GBT with the appropriate regulatory authorities for each of the periods during the three years ended December 31, 2013 and for the quarters ending March 31, June 30 and September 30, 2014. The audited and unaudited financial information and GBT Call Reports referred to in this Section 4.6(a) are collectively referred to in this Agreement as the “Guaranty Financial Statements.”

(b) Each of the Guaranty Financial Statements fairly presents the financial position of Guaranty and results of operations at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis except for the GBT Call Reports, which are in compliance with the rules and regulations of applicable federal and state banking authorities.

(c) As of the dates of the Guaranty Financial Statements referred to above and as of the date of this Agreement, Guaranty did not have any material liabilities, fixed or contingent, except as set forth or provided for in such Guaranty Financial Statements or otherwise disclosed in this Agreement.

(d) Guaranty has sufficient capital and readily available funds to enable it to consummate the transactions contemplated by this Agreement and to deliver the Merger Consideration as provided for in this Agreement. Guaranty’s ability to carry out its obligations under this Agreement is not contingent on additional financing.

Section 4.7 Proceedings. Except as set forth in Schedule 4.7, there are no Proceedings pending or, to Guaranty’s Knowledge, threatened against Guaranty or any of its Subsidiaries, and Guaranty has no Knowledge of any basis on which any such Proceedings could be brought which could reasonably be expected to result in a Material Adverse Effect on Guaranty or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. To the Knowledge of Guaranty, neither Guaranty nor any of Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body.

Section 4.8 Absence of Certain Changes. Except as set forth in Schedule 4.8, since September 30, 2014, (i) Guaranty has conducted its business in the ordinary and usual course consistent with prudent banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or, to the Knowledge of Guaranty, circumstance arisen that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Guaranty or any of its Subsidiaries.

Section 4.9 Regulatory Actions. There are no actions or proceedings pending or, to the Knowledge of Guaranty, threatened, against Guaranty by or before any Governmental Body having jurisdiction over Guaranty. Guaranty is not subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any Governmental Body having jurisdiction over Guaranty. Guaranty does not know of any fact or circumstance relating to Guaranty that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, nor does Guaranty have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger.

Section 4.10 Compliance with Laws and Regulatory Filings.

(a) Guaranty and each of its Subsidiaries has complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to Guaranty, including, without limitation, all Banking Laws. Guaranty has neither had nor suspected any material incidents of fraud or defalcation involving Guaranty or any of their respective officers, directors or Affiliates during the last two years. Guaranty has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to GBT that are designed to properly monitor transaction activity (including wire transfers). GBT is designated as a large bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory.”

(b) Guaranty and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the OCC or any other Governmental Body having supervisory jurisdiction over Guaranty and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Governmental Body has initiated any Proceeding or, to Guaranty’s Knowledge, investigation into the business or operations of Guaranty or its Subsidiaries. There is no unresolved violation, criticism or exception by any Governmental Body with respect to any report relating to any examinations of Guaranty.

Section 4.11 No Brokers or Finders. Except as set forth on Schedule 4.11, neither Guaranty nor any of their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, financial advisory, investment banking or other fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 4.12 Financial Capability; Source of Funds. Guaranty and Newco (i) collectively have, and will have at the Closing, sufficient internal funds readily available to pay in cash the aggregate Cash Consideration, to consummate the Merger upon the terms contemplated by this Agreement and to pay any all related fees and expenses associated therewith; (ii) have, and will have at the Closing, the resources and capabilities (financial or otherwise) to perform their obligations hereunder; and (iii) have not incurred any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources and capabilities.

Section 4.13 Accounting Controls. Guaranty has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the board of directors and/or the duly authorized executive officers; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as Guaranty, as the case may be, or other criteria applicable to such financial statements, and to maintain accountability for items therein; (iii) control of the material properties and assets of Guaranty is permitted only in accordance with general or specific authorization of the board of directors and/or the duly authorized executive officers; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 4.14 Due Diligence by Guaranty and Newco. Guaranty acknowledges that it has had the opportunity to conduct due diligence with respect to DCB and its Subsidiaries and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of DCB concerning any matter; (ii) access to information about DCB and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate the Merger; and (iii) the opportunity to obtain such additional information that DCB possesses or can acquire without unreasonable effort or expense that is necessary to make an informed decision with respect to the Merger. Guaranty has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to the Merger.

Section 4.15 Information. None of the information relating to Guaranty that is provided by Guaranty for inclusion in the Proxy Statement-Offering Circular or for inclusion in any filings or approvals under applicable federal or state banking laws or regulations or federal or state securities laws will, to the Knowledge of Guaranty, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.16 No Other Representation or Warranties. Guaranty acknowledges that the detailed representations and warranties set forth in this Agreement have been negotiated at arm’s length among sophisticated business entities. Except for the representations and warranties of DCB set forth herein, Guaranty acknowledges that none of DCB or any person or entity acting on behalf of DCB makes or has made any other express or any implied representation or warranty to Guaranty as to the accuracy or completeness of any information regarding DCB or any other related matter.

Section 4.17 Representations Not Misleading. No representation or warranty by Guaranty or Newco contained in this Agreement, nor any schedule furnished to DCB by Guaranty or Newco under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true after disclosure to any governmental authority having jurisdiction over Guaranty and its Subsidiaries or their respective properties of the facts and circumstances upon which they were based. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, has been withheld by Guaranty.

Section 4.18 Taxes.

(a) Guaranty and each of its Subsidiaries has filed all income tax and franchise Tax Returns and all other material Tax Returns that it was required to file, including without limitation any Tax Returns of any affiliated, consolidated, combined or unitary group of which Guaranty or any of its Subsidiaries is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes shown as due and owing on all such Tax Returns by Guaranty or any of its Subsidiaries and any affiliated, consolidated, combined or unitary group of which Guaranty or any of its Subsidiaries is or was a member have been paid. Except as set forth in Schedule 4.18(a), neither Guaranty nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where Guaranty or any of its Subsidiaries does not file Tax Returns that Guaranty or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Guaranty or any of its Subsidiaries to pay any Tax other than Taxes not yet due and owning.

(b) Guaranty and each of its Subsidiaries has collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of Guaranty or any of its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which any of the officers responsible of Guaranty or any of its Subsidiaries has Knowledge based upon personal contact with any agent of such authority. Schedule 4.18(c) lists all federal, state, local, and foreign income Tax Returns filed with respect to Guaranty and each of its Subsidiaries for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Guaranty has made available to DCB correct and complete copies of all federal income Tax Returns and statements of deficiencies assessed against or agreed to by Guaranty or any of its Subsidiaries with respect to all taxable periods ending on or after March 15, 2011.

(d) Neither Guaranty nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither Guaranty nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). Except as set forth on Schedule 4.18(e) neither Guaranty nor any of its Subsidiaries has (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return except of a group of which Guaranty is the parent and (iii) has Liability for the Taxes of any Person under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) Neither Guaranty nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(g) Neither Guaranty nor any of Guaranty’s Subsidiaries will be required to include any item of income in, nor will Guaranty, any of Guaranty’s Subsidiaries be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in Guaranty’s or any of its Subsidiary’s method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date by Guaranty or any of its Subsidiaries; (iii) intercompany transaction or excess loss account of Guaranty or any of its Subsidiaries described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date by Guaranty or any of its Subsidiaries; or (v) prepaid amount received on or prior to the Closing Date by Guaranty or any of its Subsidiaries.

(h) Neither Guaranty nor any of its Subsidiaries constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i) The unpaid Taxes of Guaranty and each of its Subsidiaries (i) did not, as of December 31, 2013, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Guaranty Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Guaranty and its Subsidiaries in filing their respective Tax Returns. Regulations) as of December 31, 2013 and the expiration dates thereof.

(j) There is no present plan or intent for Guaranty or any person related to Guaranty (as defined in Treasury Regulation Section 1.368-1(e)(3)) to acquire or redeem, during a five-year period beginning on the Closing Date, any of the shares of common stock of Guaranty issued pursuant to this Agreement either directly or indirectly or through transaction, agreement or arrangement with any other Person.

(k) Guaranty and Newco have no present plan or intent to sell or otherwise dispose of DCB’s assets acquired in the Merger.

(l) Guaranty and Newco plan to continue the historic business of DCB and intends to continue to use a significant portion of DCB’s business assets in Newco’s business;

(m) Guaranty and Newco is not an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

(n) Guaranty has no present plan or intent to cause Newco after the Merger to issue additional shares of stock of Newco that would result in Guaranty losing control of Newco with the meaning of Section 368(c) of the Code.

(o) Guaranty is the owner of all of the outstanding stock of Newco. Guaranty has no present plan or intent after the Merger to liquidate Newco, to merge Newco into another corporation; to make any extraordinary distribution in respect of its stock of Newco; to sell Newco or otherwise dispose of stock of Newco or to cause Newco to sell or otherwise dispose of any of the assets of Newco acquired in the Merger, except for dispositions in the ordinary course of the trade or business or transfers described in Section 368(a)(2)(C) of the Code.

Section 4.19 Employee Benefit Plans.

(a) Schedule 4.19(a) lists all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of Guaranty or any of its ERISA Affiliates (as defined below) that are sponsored or maintained by Guaranty or any of its ERISA Affiliates or to which Guaranty or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of Guaranty or any of its ERISA Affiliates or with respect to which Guaranty or any of its ERISA Affiliates has any liability, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any employment agreement or collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (“Guaranty Employee Plan”). Schedule 4.19(a) identifies any Guaranty Employee Plan that is subject to Title IV of ERISA (“Title IV Plan”). “ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Guaranty, or that is a member of the same “controlled group” as Guaranty pursuant to Section 4001(a)(14) of ERISA.

(b) Guaranty has delivered to DCB: (i) complete copies of all documents setting forth the terms of each Guaranty Employee Plan, including all amendments thereto and all related trust documents and insurance policies; (ii) the three most recent actuarial reports and annual reports (Form 5500 Series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Guaranty Employee Plan; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Guaranty Employee Plan; (iv) all current employee handbooks and other policies delivered or made available to Guaranty’s employees and other service providers; and (v) the most recent IRS determination or opinion letter issued with respect to each Guaranty Employee Plan intended to be qualified under Section 401(a) of the Code.

(c) There is no pending or, to the Knowledge of Guaranty, threatened Proceeding relating to any Guaranty Employee Plan. All Guaranty Employee Plans comply and have been administered in all material respects with all applicable requirements of ERISA, the Code and other applicable laws and all Guaranty Employee Plans have been operated in substantial compliance with their terms. There has occurred no “prohibited transaction” (within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code) with respect to Guaranty Employee Plans which is likely to result in the imposition of material penalties or taxes upon Guaranty or any of its Subsidiaries under Section 502(i) or 502(l) of ERISA or Section 4971 or 4975 through 4980 of the Code. Neither Guaranty, any ERISA Affiliate, nor any of their current or former directors, officers, employees or any other “fiduciary” within the meaning of ERISA Section 3(21), has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law, or has any material liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the assets of any Guaranty Employee Plan. All contributions, premiums or other payments required by law or by any Guaranty Employee Plan (i) that are due on or before the Closing have been paid or will be paid prior to the Closing, and (ii) that have accrued on or before the Closing have been or will be paid or properly accrued at the Closing.

(d) Neither Guaranty nor any of its Subsidiaries has any material obligations for post-retirement or post-employment health or medical benefits under any Guaranty Employee Plan, except for coverage required by COBRA, the cost of which is borne by the insured individuals. Each Guaranty Employee Plan that is a “group health plan” within the meaning of Section 5000 of the Code has been operated in substantial compliance with COBRA. Each Guaranty Employee Plan can be terminated upon 60 days’ notice or less without payment of any additional compensation or amount (other than administrative costs associated with such termination) or the additional vesting or acceleration of any benefits, except as required by law. Each Guaranty Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation in all material respects and is the subject of a favorable determination or opinion letter from the Internal Revenue Service with respect to its qualified status, and no event or circumstance has occurred or exists that would disqualify any such Guaranty Employee Plan.

(e) Neither Guaranty nor any ERISA Affiliate has within the last three (3) years had any liability or contingent liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. Neither Guaranty nor any ERISA Affiliate has incurred any unsatisfied liability under Title IV of ERISA, and no condition or set of circumstances exists that presents a risk to Guaranty or any ERISA Affiliate of incurring liability under Title IV of ERISA. No Title IV Plan has been completely or partially terminated and none has been the subject of a “reportable event” within the meaning of Section 4043 of ERISA. No proceeding by the Pension Benefit Guaranty Corporation to terminate any Title IV Plan has been instituted or threatened. Neither Guaranty nor any ERISA Affiliate has any liability for the termination of any Title IV Plan under ERISA Section 4062. The present value of all benefit liabilities (whether or not vested) as defined in ERISA Section 4001(a)(16) under each Title IV Plan did not exceed as of the most recent Title IV Plan actuarial valuation date, and will not exceed as of the Closing Date, the then-current value of the assets of such Title IV Plan as determined pursuant to Code Sections 412 or 430, and (i) at the Closing Date, the current value of all accrued benefits under each Title IV Plan will not exceed the current value of all the assets of such Title IV Plan allocable to such accrued benefits, determined as though each Plan were to terminate on the Closing Date. All premiums have been paid in full to the Pension Benefit Guaranty Corporation, and neither Guaranty nor any ERISA Affiliate has any liability for any premiums to the Pension Benefit Guaranty Corporation. Neither Guaranty nor any ERISA Affiliate has any liability for any unfunded benefit liabilities, or any accumulated funding deficiency within the meaning of ERISA Section 302 or Code Section 412 or 430, whether or not waived. Neither Guaranty nor any ERISA Affiliate has any liability (ii) for any lien or any interest payments or any minimum funding contributions under ERISA Section 302 or Section 401(a)(29), 412 or 430 of the Code, as applicable, or (iii) to provide security under ERISA Section 307 or Code Section 401(a)(29).

(f) Except as set forth on Schedule 4.19(f), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Guaranty Employee Plan, that will or may result (either alone or in connection with any other circumstance or event) in any material payment (whether severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or a trust with respect to any employee or other person. No payment made as a result of any of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment) will result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(g) Except as set forth on Schedule 4.19(g), there are no outstanding compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of Guaranty or any ERISA Affiliate.

Section 4.20 Intellectual Property Rights.

(a) Except as set forth on Schedule 4.20(a), Guaranty has delivered to DCB a complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by Guaranty or any of its Subsidiaries or used in a material manner by it in the conduct of their respective business under license pursuant to a material contract (the “Guaranty Intellectual Property”). Guaranty and each of its Subsidiaries owns or has the right to use and continue to use the Guaranty Intellectual Property in the operation of its business. Guaranty and each of its Subsidiaries is, to Guaranty’s Knowledge, not infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has Guaranty or any of its Subsidiaries used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(b) Neither Guaranty nor any of its Subsidiaries has been charged with engaging, and to Guaranty’s Knowledge, neither Guaranty nor any of its Subsidiaries is engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of Guaranty, any of its Subsidiaries or the Surviving Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Guaranty Intellectual Property.

ARTICLE V

COVENANTS OF DCB

DCB covenants and agrees with Guaranty as follows:

Section 5.1 Regulatory Filings; Efforts. As soon as practicable following the date of this Agreement, DCB will cause PSB to prepare and file all necessary applications with and provide all necessary notices to the TDB and any other appropriate Governmental Bodies having jurisdiction over PSB with respect to the transactions contemplated by this Agreement, including the regulatory filings with the TDB as required by Section 32.501 of the Texas Finance Code and 7 TAC § 15.107. DCB shall pay or cause PSB to pay all requisite filing fees and other expenses associated with such applications and notices to the TDB and any other appropriate Governmental Bodies. DCB will take all reasonable action to aid and assist in the consummation of the Merger, and will use commercially reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

Section 5.2 Approval of Shareholders of DCB. DCB will take all action in accordance with applicable laws and its Organizational Documents necessary to duly call and give notice of the DCB Shareholder Meeting promptly following the date that DCB and Guaranty have agreed on a final version of the Proxy Statement-Offering Circular for the purpose of (i) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The board of directors of DCB will recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated hereby, and DCB will use commercially reasonable efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

Section 5.3 Activities of DCB Pending Closing.

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, DCB shall, and shall cause each of its Subsidiaries to:

(i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and prudent banking principles;

(ii) except as required by prudent banking practices, use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii) promptly give written notice to Guaranty of (A) any material change in its business, operations or prospects; (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Body having jurisdiction over DCB or any of its Subsidiaries; (C) the institution or threat of any Proceeding against DCB or any of its Subsidiaries; or (D) any event or condition that would reasonably be expected to cause any of the representations or warranties of DCB contained in this Agreement to be untrue in any material respect or which would otherwise cause a Material Adverse Effect on DCB or any of its Subsidiaries; and

(iv) except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of DCB or Guaranty to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b) From the date hereof to and including the Closing Date, except as set forth on Schedule 5.3(b), except as expressly contemplated or permitted by this Agreement, except as required by law or regulation or except to the extent Guaranty consents in writing (which consent shall not be unreasonably withheld or delayed), DCB shall not, and shall and shall not permit any of its Subsidiaries to:

(i) adjust, split, combine or reclassify any of DCB Common Stock or other capital stock;

(ii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, other than shares of DCB Common Stock on the exercise of DCB Options;

(iii) grant any stock appreciation rights, restricted stock, stock options or other form of incentive compensation;

(iv) Make or commit to make a loan in excess of $500,000, or renew, extend the maturity of, or alter any of the material terms of any loan in excess of $750,000, if approved by the President and Chief Executive Officer of PSB, but Guaranty will be deemed to have given its consent under this Section 5.3(b)(iv) unless Guaranty objects to such transaction no later than 48 hours (weekends and bank holidays excluded) after actual receipt by Guaranty of all information relating to the making, renewal, extension or alteration of that loan;

(v) open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any assets or deposit liabilities;

(vi) enter into, amend or terminate any DCB Contracts, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and except for termination of the DCB Contracts set forth on Schedule 5.7 or as otherwise provided herein;

(vii) grant any retention, severance or termination payment to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any of its officers, directors, employees or agents, either individually or as part of a class of similarly situated persons;

(viii) increase in any manner the compensation or fringe benefits of any of its employees or directors to which such compensation and/or fringe benefits are equal to or greater than $75,000, in the aggregate, other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect or pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

(ix) hire or employ any person as a replacement for an existing position with an annual salary equal to or greater than $50,000 or hire or employ any person for any newly created position;

(x) (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of DCB Common Stock, or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of DCB Common Stock;

(xi) make any change in accounting methods, principles and practices, except as may be required by GAAP or any Governmental Body;

(xii) sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including “other real estate owned”) or interest therein;

(xiii) foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Guaranty of a Phase I environmental review thereof;

(xiv) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with PSB’s past practices and prudent banking practices;

(xv) reduce the amount of its allowance for loan losses below the Minimum Allowance Amount, except through charge-offs;

(xvi) establish any new Subsidiary or Affiliate or enter into any new line of business;

(xvii) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any Governmental Body;

(xviii) amend or change any provision of its Organizational Documents;

(xix) make any capital expenditure in excess of $50,000, except pursuant to commitments made prior to the date of this Agreement;

(xx) excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;

(xxi) prepay any indebtedness or other similar arrangements resulting in any prepayment penalty thereunder;

(xxii) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

(xxiii) settle any lawsuit or Proceeding involving payment by it of money damages or imposing any material restriction on its operations;

(xxiv) purchase any investment securities, other than purchases of obligations with a duration of three and one-half years or less which are (i) obligations of the U.S. Treasury (or any agency thereof) or any government-sponsored enterprise, including mortgage-backed securities, not to exceed an aggregate principal amount of $1,000,000, or (ii) obligations having an AAA rating by at least one nationally recognized ratings agency;

(xxv) restructure or materially change its investment securities portfolio or its interest rate risk position from that as of November 30, 2014, through sales or otherwise, or the manner in which the portfolio is classified or reported;

(xxvi) issue a replacement of any certificate representing its securities except upon (A) written notice to Guaranty, (B) presentation of a property executed lost certificate affidavit in form reasonably satisfactory to Guaranty and (C) if required by Guaranty, the delivery of an indemnity or surety bond in the amount of the consideration payable with respect to shares of DCB Common Stock represented therein; or

(xxvii) agree to do any of the foregoing.

Section 5.4 Access to Properties and Records.

(a) To the extent permitted by applicable law, DCB shall upon reasonable notice from Guaranty to DCB to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Guaranty full access to the properties, books and records of DCB and its Subsidiaries during normal business hours in order that Guaranty, at Guaranty’s expense, may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of DCB and its Subsidiaries, and (ii) furnish Guaranty, at Guaranty’s expense, with such additional financial and operating data and other information as to the business and properties of DCB and its Subsidiaries as Guaranty shall, from time to time, reasonably request.

(b) As soon as practicable after they become available, DCB will deliver or make available to Guaranty all unaudited quarterly financial statements prepared for the internal use of management of DCB or any of its Subsidiaries and all PSB Call Reports filed with the appropriate Governmental Body after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Guaranty will return to DCB all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to Section 7.2 of this Agreement.

Section 5.5 Information for Regulatory Applications and Proxy Statement-Offering Circular. To the extent permitted by law, DCB will furnish Guaranty with all information concerning DCB and its Subsidiaries required for inclusion in (a) any application, filing, statement or document to be made or filed by Guaranty with any Governmental Body in connection with the transactions contemplated by this Agreement during the pendency of this Agreement, (b) any filings with federal or state securities authorities and (c) the Proxy Statement–Offering Circular. DCB further agrees that if it is made aware by receipt of a written statement that any information furnished by it would cause any of the statements in a regulatory filing, the Proxy Statement-Offering Circular or a federal or state securities filing to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the regulatory filing, Proxy Statement-Offering Circular or securities filing.

Section 5.6 Standstill Provision. None of DCB, its Subsidiaries nor any of their respective directors, officers, agents or representatives shall directly or indirectly take any action to solicit, initiate, encourage or facilitate the making of any inquiries with respect to, or provide any information to, conduct any assessment of or negotiate with any other party with respect to any proposal which could reasonably be expected to lead to, (i) a merger, consolidation, acquisition, statutory share exchange or similar transaction involving DCB or any of its Subsidiaries; (ii) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of DCB or any of its Subsidiaries representing ten percent (10%) or more of the assets of DCB, excluding any sale of loans in the ordinary course of business consistent with past practice; or (iii) the issuance, sale or other disposition (including by way of merger, consolidation, statutory share exchange or otherwise) of securities representing ten percent (10%) or more of the voting power of DCB or any of its Subsidiaries. DCB agrees to notify Guaranty promptly, and in writing within three (3) Business Days, after receipt of any unsolicited inquiries or proposals for any of the foregoing transactions and provide reasonable detail as to the identity of the Person making such proposal and the nature of such proposal. DCB will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted previously that relate to any proposals for any of the foregoing transactions. DCB will take the reasonably necessary steps to inform the appropriate individuals or entities referred to in this Section 5.6 of the obligations undertaken in this Section 5.6.

Section 5.7 Termination of DCB Contracts. If requested by Guaranty, DCB will use, or will cause its Subsidiaries to use, commercially reasonable efforts, including but not limited to notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that all contracts listed on Schedule 5.7 will, if the Merger occurs, be terminated on or after the consummation of the Merger (as indicated on Schedule 5.7) on a date to be mutually agreed upon by Guaranty and DCB. Such notice and actions by DCB or its Subsidiaries will be in accordance with the terms of such contracts and any fees, contract payments, penalties or liquidated damages associated with the termination of such contracts shall reduce Adjusted Equity in accordance with Section 2.1(b)(iii).

Section 5.8 Conforming Accounting Adjustments. DCB shall, if requested by Guaranty, consistent with GAAP, immediately prior to Closing, make or cause its Subsidiaries to make, such accounting entries as Guaranty may reasonably request in order to conform the accounting records of DCB and its Subsidiaries to the accounting policies and practices of Guaranty; provided, however, that no such adjustment shall (a) constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement, (b) be an acknowledgment by DCB (i) of any adverse circumstances for purposes of determining whether the conditions to Guaranty’s obligations under this Agreement have been satisfied, or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to Guaranty’s obligations under this Agreement set forth in Section 10.3 hereof. No adjustment required by Guaranty under this Section 5.8 shall (a) require any prior filing with any Governmental Body or (b) violate any law, rule or regulation applicable to DCB or any of its Subsidiaries.

Section 5.9 Environmental Investigation; Rights to Terminate Agreement.

(a) Guaranty and its consultants, agents and representatives shall have the right to the same extent that DCB or any of its Subsidiaries has such right (at Guaranty’s cost and expense), but not the obligation or responsibility, to inspect any DCB Real Property, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to thirty (30) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (“secondary investigation”) including, without limitation, test borings, soil, water, asbestos or other sampling, is deemed desirable by Guaranty, Guaranty shall (i) notify DCB of any property for which it intends to conduct such a secondary investigation and the reasons for such secondary investigation, (ii) submit a work plan to DCB for such secondary investigation, for which Guaranty agrees to afford DCB the ability to comment on and Guaranty agrees to reasonably consider all such comments (and negotiate in good faith any such comments); and (iii) conclude such secondary investigation, on or prior to sixty (60) days after the date of this Agreement. Guaranty shall give reasonable notice to DCB of such secondary investigations, and DCB may place reasonable restrictions on the time and place at which such secondary investigations may be carried out.

(b) Guaranty shall have the right to terminate this Agreement within ninety (90) days after the date of this Agreement if (i) the results of such Environmental Inspection, secondary investigation or other environmental survey are disapproved by Guaranty because the Environmental Inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws that could have a Material Adverse Effect on DCB or any of its Subsidiaries; (ii) any past or present events, conditions or circumstances would require further investigation or remedial or cleanup action under Environmental Laws involving, individually or in the aggregate, an expenditure in excess of $250,000 or that could reasonably be expected to have a Material Adverse Effect on DCB; (iii) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any DCB Real Property that is not shown to be in compliance with all Environmental Laws applicable to such tank, or that has had a release of petroleum or some other Hazardous Materials that has not been cleaned up in accordance with applicable Environmental Law, the effect of which could reasonably be expected to have a Material Adverse Effect on DCB or any of its Subsidiaries; or (iv) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any DCB Real Property, the removal or abatement of which would have a Material Adverse Effect on DCB or any of its Subsidiaries. Prior to any termination event or election not to proceed to Closing pursuant to this Section 5.9(b), Guaranty shall have promptly delivered to DCB upon Guaranty’s receipt thereof, copies of any environmental report, engineering report, or property condition report prepared by Guaranty or any third party with respect to any DCB Real Property. Any results or findings of any Environmental Inspections will not be disclosed by Guaranty to any third party not affiliated with Guaranty, unless Guaranty is required by law to disclose such information.

(c) If any past or present events, conditions or circumstances would require further investigation or remedial or cleanup action under Environmental Laws involving, individually or in the aggregate, an expenditure of $50,000 or less, DCB shall accrue such amount as is necessary to pay the aggregate costs of further investigating, remediating or cleaning up such conditions as are reasonably estimated by an independent environmental firm selected by Guaranty.

(d) DCB agrees to make available upon request to Guaranty and its consultants, agents and representatives all documents and other materials relating to environmental conditions of any DCB Real Property including, without limitation, the results of other environmental inspections and surveys to the extent such documents are in the actual possession of DCB or any of its Subsidiaries. DCB also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Guaranty and, at Guaranty’s cost and expense, shall be entitled to certify the same in favor of Guaranty and its consultants, agents and representatives and make all other data available to Guaranty and its consultants, agents and representatives.

Section 5.10 Nature of Deposits. On the Closing Date, the deposits of PSB will be of substantially the same character, mix, type, and makeup as such deposits are as of September 30, 2014. Such deposits shall include no “brokered deposits,” as such term is used in 12 U.S.C. 1831f, except for brokered deposits agreed to by Guaranty and any extensions and renewals thereof.

Section 5.11 Continuing D&O Coverage. Before the Effective Time, DCB will obtain, and before the Calculation Date DCB will fully pay for, “tail” insurance policies or a continuance of current policies with a claims period of four (4) years from and after the Effective Time with respect to directors’ and officers’ liability insurance for the present and former officers and directors of DCB and PSB with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement) (“Tail Coverage”). The Tail Coverage will contain coverage, amounts, terms and conditions, no less advantageous to such officers and directors than the coverage currently provided by DCB or PSB.

Section 5.12 Minutes from Directors’ and Committee Meetings; Loan Committee Monitoring.

(a) DCB will provide Guaranty with copies of the minutes of all regular and special meetings of the board of directors of DCB and PSB and minutes of all regular and special meetings of any board or senior management committee of DCB and PSB held on or after the date of this Agreement (except portions of such minutes that are devoted to the discussion of this Agreement or that, upon the advice of legal counsel, are otherwise privileged). DCB will provide copies of those minutes to Guaranty as soon as available, but in any event within ten (10) Business Days after the date of that meeting, and Guaranty will keep those minutes confidential in accordance with Section 7.2.

(b) DCB will cause PSB to allow a representative of Guaranty to attend, only in an observer’s role, all regular and special meetings of the loan committee of PSB; provided, however, that such representative may be excluded from any portion of any meeting specifically relating to the transactions contemplated by this Agreement or which, upon the advice of counsel, are otherwise privileged.

Section 5.13 Allowance for Loan Losses. DCB shall use its commercially reasonable efforts to cause PSB to maintain its allowance for loan losses in accordance with GAAP at an amount that is no less than the Minimum Allowance Amount; provided, however, that if PSB’s allowance for loan losses is less than the Minimum Allowance Amount on the Calculation Date, PSB shall take or cause to be taken all action necessary to increase the allowance for loan losses to an amount equal to the Minimum Allowance Amount as of the Closing Date.

Section 5.14 Cooperation. DCB shall, and shall cause its Subsidiaries to, cooperate with Guaranty, as Guaranty may reasonably request, in the preparation and filing by Guaranty of a registration statement with the SEC and any applicable state securities authority and in conducting an underwritten initial public offering of the Guaranty Common Stock.

ARTICLE VI

COVENANTS OF GUARANTY

Guaranty covenants and agrees with DCB as follows:

Section 6.1 Regulatory Filings; Efforts. As soon as practicable following the date of this Agreement, Guaranty will prepare and file all necessary applications with and provide all necessary notices to the Federal Reserve, the OCC and any other appropriate Governmental Bodies having jurisdiction over Guaranty or GBT with respect to the transactions contemplated by this Agreement. Guaranty will take all reasonable action to aid and assist in the consummation of the Merger, and will use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from, all Governmental Bodies having jurisdiction over Guaranty or GBT the transactions contemplated by this Agreement and the Merger. Guaranty will provide DCB with copies of all such regulatory filings and all correspondence with Governmental Bodies in connection with the Merger for which confidential treatment has not been requested. Guaranty will pay, or will cause to be paid, any applicable fees and expenses in connection with the preparation and filing of such regulatory filings with appropriate Governmental Bodies having jurisdiction over Guaranty or GBT.

Section 6.2 Activities of Guaranty Pending Closing. From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, Guaranty shall:

(a) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and prudent banking principles;

(b) except as required by prudent banking practices, use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(c) promptly give written notice to DCB of (A) any material change in its business, operations or prospects, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Body having jurisdiction over Guaranty or GBT, (C) the institution or threat of any material litigation against Guaranty or GBT or (D) any event or condition that would reasonably be expected to cause any of the representations or warranties of Guaranty or GBT contained in this Agreement to be untrue in any material respect or which would otherwise cause a Material Adverse Effect on Guaranty; and

(d) except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of DCB or Guaranty to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

Section 6.3 Access to Properties and Records.

(a) To the extent permitted by applicable law, Guaranty and GBT shall upon reasonable notice from DCB to Guaranty to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of DCB full access to the properties, books and records of Guaranty and GBT during normal business hours in order that DCB, at DCB’s expense, may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Guaranty and GBT, and (ii) furnish DCB, at DCB’s expense, with such additional financial and operating data and other information as to the business and properties of Guaranty and GBT as DCB shall, from time to time, reasonably request.

(b) As soon as practicable after they become available, Guaranty will deliver or make available to DCB all unaudited quarterly financial statements prepared for the internal use of management of Guaranty or GBT and all GBT Call Reports filed with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, DCB will return to Guaranty all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to Section 7.2 of this Agreement.

Section 6.4 Issuance of Guaranty Common Stock. The shares of Guaranty Common Stock to be issued by Guaranty to the shareholders of DCB pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. Except as provided in the Shareholders’ Agreement, the shares of Guaranty Common Stock to be delivered to the shareholders of DCB pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Guaranty or any other Person, firm or entity. The certificates representing shares of Guaranty Common Stock issued as a result of the Merger will be exempt from registration under the Securities Act and the Texas Securities Act, including Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, and will bear appropriate restrictive legends, in the form determined by Guaranty, to reflect that the shares are not registered under the Securities Act or the Texas Securities Act.

Section 6.5 Information for Proxy Statement-Offering Circular. Guaranty shall cause (with the cooperation of DCB) the Proxy Statement-Offering Circular to be prepared and a final form to be delivered to DCB for mailing to its shareholders as soon as practicable following execution of this Agreement. After delivery of the final Proxy Statement-Offering Circular to DCB, if either Guaranty or GBT becomes aware that any information related to either Guaranty or GBT that would cause any statements in the Proxy Statement-Offering Circular to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, Guaranty will promptly inform DCB thereof and take appropriate steps to correct the Proxy Statement-Offering Circular.

Section 6.6 Indemnification. For a four (4) year period after the Effective Time, and subject to the limitations contained in applicable Federal Reserve, OCC and FDIC regulations and to any limitations contained in the Organizational Documents of DCB or PSB, Guaranty will indemnify and hold harmless each present director and officer of DCB and PSB, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of DCB or PSB to the fullest extent that the Indemnified Party would be entitled under the Organizational Documents of DCB or PSB in effect on the date hereof, as permitted by applicable law, provided, however, that Guaranty’s obligation to indemnify any Indemnified Party under this Section 6.6 shall be limited to amounts covered by the Tail Coverage contemplated by Section 5.11.

Section 6.7 Post-Closing Adjustment for Offering Differential. In the event that: (i) Guaranty closes any public or private offering of the Guaranty Common Stock within 180 days following the Effective Time; and (ii) (A) in the event of a public offering involving the listing of Guaranty Common Stock on any national securities exchange, the average closing price for the five-day trading period beginning on the first day of trading and ending on the fifth day of trading (the “Trading Period”), or (B) in the event of any other public or private offering, the per-share price at which shares of Guaranty Common Stock are sold in such offering (the “Subsequent Offering Price”), is less than $23.00 (the difference between $23.00 and the Subsequent Offering Price is referred to as the “Offering Differential”), Guaranty will pay to each Person who was a record holder of DCB Common Stock immediately prior to the Effective Time additional cash Merger Consideration in the form of a post-closing adjustment (the “Post-Closing Adjustment”) in an amount sufficient to increase the aggregate Merger Consideration previously paid to all such DCB shareholders to the amount of Merger Consideration they would have received if the Guaranty Per Share Value set forth in Section 2.2(c) had been equal to the Subsequent Offering Price. If applicable, Guaranty will pay the Post-Closing Adjustment in immediately available funds no later than the 10th Business Day following (x) the expiration of the Trading Period with respect to any offering described in clause (ii)(A) above or (y) the closing date of any offering described in clause (ii)(B) above. Notwithstanding the foregoing, the Subsequent Offering Differential for the purposes of calculating any Post-Closing Adjustment will be limited to $2.00.

Section 6.8 Appointment of Directors. Guaranty agrees, at the Effective Time, to cause GBT to take all actions necessary to (i) increase by two the number of positions on the GBT board of directors and (ii) cause two director nominees designated by DCB and approved by Guaranty and GBT (the “PSB Director Nominees”) to fill such vacancies, provided that each PSB Director Nominee must be a member of the PSB board of directors immediately prior to the Effective Time and must be willing and eligible to serve as a director of GBT. Guaranty further agrees that it will cause GBT to nominate the PSB Director Nominees for election as directors of GBT at the next annual meeting of GBT following the Closing Date, and Guaranty, in its capacity as sole shareholder of GBT, will elect the PSB Director Nominees to serve for a minimum term of one (1) year following such annual meeting of GBT.

Section 6.9 Rule 144. With a view toward making available to the DCB Stockholders the benefits of Rule 144 (“Rule 144”) promulgated under the Securities Act, in the event that Guaranty registers with the SEC under the Exchange Act after the date of this Agreement, Guaranty will use commercially reasonable efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, (ii) file with the SEC in a timely manner all reports and other documents required of Guaranty under the Exchange Act, and (iii) so long as any former shareholder of DCB holds shares of Guaranty Common Stock issued as part of the Stock Consideration, furnish to such holder upon request a written statement by Guaranty as to its compliance with the reporting requirements of Rule 144 and the Exchange Act. The provisions of this Section 6.9 shall expire upon the earlier of (A) the two-year anniversary of the Effective Date or (B) the effective date of the termination of Guaranty’s registration with the SEC under the 1934 Act, if applicable.

Section 6.10 Public Offering of Guaranty Common Stock. Guaranty will use commercially reasonable efforts to conduct an underwritten initial public offering of the Guaranty Common Stock within 180 days from the date hereof; provided, however, that completion of such initial public offering shall be at the sole discretion of the board of directors of Guaranty, and Guaranty shall have the unconditional authority to terminate or defer such offering if it determines, after consultation with its underwriters and advisors, that market conditions are sufficiently adverse to consummate the initial public offering or if the board of directors of Guaranty determines that the initial public offering is not in the best interests of Guaranty or its shareholders. No holders of DCB Common Stock shall have any rights to registration of the shares of Guaranty Common Stock they receive as a result of the Merger under the terms of this Agreement or any ancillary agreement hereto.

Section 6.11 Removal of Restrictive Stock Legends. Guaranty shall remove, or shall use commercially reasonable efforts to cause its transfer agent to remove, at Guaranty’s expense, the restrictive legends set forth on any and all stock certificate(s) representing Stock Consideration held by non-affiliates of Guaranty within the meaning of Rule 144, and to issue to the holders of such restricted Guaranty Common Stock a new stock certificate or certificates without such legend, upon the earlier of (A) the first anniversary of the issuance of such restricted Guaranty Common Stock or (B) (i) the expiration of any Transfer restrictions imposed hereunder upon shares of Guaranty Common Stock as to which such Transfer restrictions have expired and (ii) the surrender to Guaranty or its transfer agent by the holder of the stock certificate or certificates bearing such legend for reissuance of stock certificates without such legend as to those shares as to which any transfer restrictions have expired.

ARTICLE VII

MUTUAL COVENANTS OF GUARANTY, GBT

AND DCB

Section 7.1 Notification; Updated Disclosure Schedules. DCB shall give prompt notice to Guaranty, and Guaranty shall give prompt notice to DCB, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a Disclosure Schedule or a Guaranty Disclosure Schedule, as applicable, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (i) relates to any matter which arises for the first time after the date of this Agreement, then Guaranty may only terminate this Agreement if such matter would cause the condition set forth in Section 10.3 with respect to DCB incapable of being satisfied.

Section 7.2 Confidentiality. Guaranty and DCB agree that terms of the Mutual Confidentiality Agreement, dated September 16, 2014, between Guaranty and PSB (the “Confidentiality Agreement”) are incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on Guaranty, PSB and DCB and their respective affiliates, officers, directors, employees and representatives as if parties thereto, in accordance with the terms thereof.

Section 7.3 Publicity. Except as otherwise required by applicable law or in connection with the regulatory application process, as long as this Agreement is in effect, neither Guaranty nor DCB shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4 Employee Benefit Plans.

(a) To the extent requested by Guaranty, DCB shall, and shall cause its Subsidiaries to, execute and deliver such instruments and take such other actions as Guaranty may reasonably require in order to cause the amendment or termination of any DCB Employee Plans on terms satisfactory to Guaranty and in accordance with applicable law and effective no later than the Closing Date. Guaranty agrees that the employees of DCB and its Subsidiaries who continue their employment after the Closing Date (the “DCB Employees”) will be entitled to participate in the employee benefit plans and programs maintained for employees of Guaranty, in accordance with the respective terms of such plans and programs, and Guaranty shall take all actions necessary or appropriate to facilitate coverage of the DCB Employees in such plans and programs from and after the Closing Date, subject to paragraphs (b) and (c) of this Section 7.4.

(b) Each DCB Employee will be entitled to credit for prior service with DCB for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding vesting requirements under stock incentive plans and plans described in paragraph (c) of this Section 7.4), sponsored by Guaranty to the extent permitted by such Guaranty plans and applicable law. To the extent permitted by such Guaranty plans and applicable law, any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each DCB Employee and their eligible dependents. For purposes of determining DCB Employee’s benefits for the calendar year in which the Merger occurs under Guaranty’s vacation program, any vacation taken by a DCB Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Guaranty vacation benefit available to such DCB Employee for such calendar year.

(c) Each DCB Employee shall be entitled to credit for past service with DCB or PSB for the purpose of satisfying any eligibility or vesting periods applicable to Guaranty’s employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, Guaranty’s 401(k) Profit Sharing Plan) to the extent permitted by such Guaranty plans and applicable law.

Section 7.5 Assumption of Outstanding Trust Preferred Issuance. As soon as practicable following the execution of this Agreement, DCB shall notify the trustees with respect to the Trust Preferred Issuance, or any successor trustee named for purposes of the Trust Preferred Issuance, of the execution of this Agreement and cooperate Guaranty and the trustees to facilitate Guaranty’s assumption of the Trust Preferred Issuance. Guaranty shall take such action as is required to assume, on or before the Effective Time, the securities issued by the Statutory Trust (the “Trust Preferred Assumption”).

Section 7.6 Bank Merger Transaction. The parties will cooperate with each other to take all actions (including making all such filings) necessary and appropriate to effectuate the Bank Merger, to be effective as soon as practicable following the Effective Time.

ARTICLE VIII

CLOSING

Section 8.1 Closing.

(a) Subject to the other provisions of this Article VIII, a meeting (“Closing”) will take place at which the parties to this Agreement will deliver the certificates and other documents required to be delivered under Article X, Article XI and Article XII hereof and any other documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement on a mutually acceptable date (“Closing Date”) as soon as practicable within a thirty (30) day period commencing with the latest of the following dates:

(i) the receipt of shareholder approval and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; or

(ii) if the transactions contemplated by this Agreement are being contested in any Proceeding and Guaranty or DCB have elected to contest the same, then the date that such Proceeding has been brought to a conclusion favorable, in the judgment of each of Guaranty and DCB, to the consummation of the transactions contemplated herein, or such prior date as each of Guaranty and DCB shall elect whether or not such Proceeding has been brought to a conclusion.

(b) The parties agree to use commercially reasonable efforts to have the Closing occur on or before March 31, 2015. At the Closing, the parties to this Agreement will exchange certificates and the other documents provided for under this Agreement in order to effect the Merger and to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the Merger contemplated by this Agreement.

(c) The Closing shall take place at the offices of Fenimore, Kay, Harrison & Ford, LLP in Austin, Texas, or at such other place to which the parties hereto may mutually agree.

Section 8.2 Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of any requisite approvals of the shareholders of DCB and the regulatory approvals of the OCC and any other Governmental Body whose approval must be received in order to consummate the Merger, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger relating to the Merger (“Effective Time”).

ARTICLE IX

TERMINATION

Section 9.1 Termination.

(a) This Agreement may be terminated at any time prior to the Effective Time upon the mutual consent of Guaranty and DCB and the approval of such action by their respective boards of directors.

(b) Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by Guaranty or DCB if:

(i) any court of competent jurisdiction in the United States or other Governmental Body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and non-appealable;

(ii) the Merger shall not have become effective on or before September 30, 2015, or such later date as shall have been approved in writing by the boards of directors of Guaranty and DCB; provided, however, that the right to terminate under this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date;

(iii) any of the transactions contemplated by this Agreement are disapproved by any Governmental Body or other Person whose approval is required to consummate any of such transactions;

(iv) any required approval shall be contested or challenged by any Governmental Body or third party by formal proceeding, and Guaranty shall not elect to contest any such proceeding; or

(v) the approval of the shareholders of DCB contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the DCB Shareholder Meeting at which they consider the Agreement.

(c) This Agreement may be terminated at any time prior to the Closing by the board of directors of DCB if Guaranty shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Guaranty contained herein shall be inaccurate in any material respect. If the board of directors of DCB desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(c), the board of directors must notify Guaranty in writing of its intent to terminate stating the reason therefor. Guaranty shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.

(d) This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of Guaranty if (i) DCB fails to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of DCB contained herein shall be inaccurate in any material respect, (ii) any approval required to be obtained from any Governmental Body is obtained subject to restrictions or conditions on the operations of DCB, PSB, Guaranty or GBT which, in the reasonable judgment of Guaranty, would adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would, in the reasonable judgment of Guaranty, be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement, or (iii) any of the conditions set forth in Section 5.9(b) shall have occurred. In the event the board of directors of Guaranty desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(d)(i), the board of directors must notify DCB in writing of its intent to terminate stating the reason therefor. DCB shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.

Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Guaranty or DCB, as the case may be, as provided in Section 9.1 hereof and abandonment of the Merger without breach by any party hereto, this Agreement (other than Section 7.2) shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of this Section 9.2, Section 7.2 and Section 13.5 shall survive any such termination and abandonment. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for a breach or fraud in connection with this Agreement.

ARTICLE X

CONDITIONS TO OBLIGATIONS OF GUARANTY AND NEWCO

The obligations of Guaranty and Newco under this Agreement to consummate the Merger are subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Guaranty in its sole discretion, to the extent permitted by applicable law:

Section 10.1 Compliance with Representations and Warranties. The representations and warranties made by DCB in this Agreement or in any document or schedule delivered to Guaranty in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true as of such earlier date). Guaranty shall have received a certificate to the foregoing effect executed by an appropriate officer of DCB and dated as of the Closing Date.

Section 10.2 Performance of Obligations. DCB shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Guaranty shall have received a certificate to the foregoing effect executed by an appropriate officer of DCB and dated as of the Closing Date.

Section 10.3 Absence of Material Adverse Effect. From the date hereof to the Closing Date, there shall not have occurred any Material Adverse Effect with respect to DCB or any of its Subsidiaries, nor shall any event have occurred which, with the lapse of time, is reasonably likely to cause or create any Material Adverse Effect with respect to DCB or any of its Subsidiaries. Guaranty shall have received a certificate to the foregoing effect executed by an appropriate officer of DCB and dated as of the Closing Date.

Section 10.4 Dissenters’ Rights; Non-Qualified Shareholders. Shareholders of DCB who are Dissenting Shareholders shall hold, in the aggregate, not more than five percent (5%) of the total issued and outstanding DCB Common Stock.

Section 10.5 Consents and Approvals. All consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any DCB Contracts or any material contract, agreement or instrument to which DCB or its Subsidiaries is a party or by which any of its respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such DCB Contracts, material contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of DCB or its Subsidiaries shall have been obtained, and DCB shall have received evidence thereof in form and substance satisfactory to it.

Section 10.6 Certain Agreements.

(a) Each of the Employment Agreements listed on Schedule 10.6 shall remain in full force and effect.

(b) Each of the Director Support Agreements listed on Schedule 10.6 shall remain in full force and effect.

(c) Each Director/Officer Release listed on Schedule 10.6 shall be executed, delivered to Guaranty, and in full force and effect.

Section 10.7 Allowance for Loan Losses. As of the Calculation Date, DCB’s allowance for loan losses shall be equal to at least the Minimum Allowance Amount.

Section 10.8 Exemption from Registration. The offering and issuance of the shares of Guaranty Common Stock to be issued to shareholders of DCB in the Merger shall, in the reasonable judgment of Guaranty, be exempt from registration pursuant to including Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder and applicable provisions of the Texas Securities Act.

Section 10.9 Other Documents. DCB shall have delivered to Guaranty all other instruments and documents which Guaranty or its counsel may reasonably request to effectuate the transactions contemplated hereby.

ARTICLE XI

CONDITIONS TO OBLIGATIONS OF DCB

The obligation of DCB under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by DCB in its sole discretion, to the extent permitted by applicable law:

Section 11.1 Compliance with Representations and Warranties. The representations and warranties made by Guaranty in this Agreement or in any document or schedule delivered to DCB in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true as of such earlier date). DCB shall have received a certificate to the foregoing effect executed by an appropriate officer of each of Guaranty and dated as of the Closing Date.

Section 11.2 Performance of Obligations. Guaranty shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. DCB shall have received a certificate to the foregoing effect executed by an appropriate officer of Guaranty and dated as of the Closing Date.

Section 11.3 Absence of Material Adverse Effect. Prior to the Closing Date, there shall not have occurred any Material Adverse Effect with respect to Guaranty or GBT, nor shall any event have occurred which, with the lapse of time, is reasonably likely to cause or create any Material Adverse Effect with respect to either Guaranty or GBT. DCB shall have received a certificate to the foregoing effect executed by an appropriate officer of Guaranty and dated as of the Closing Date.

Section 11.4 Deposit of Merger Consideration. Guaranty shall have deposited the Merger Consideration with the Exchange Agent in accordance with Section 2.4.

ARTICLE XII

CONDITIONS TO RESPECTIVE OBLIGATIONS OF

GUARANTY AND DCB

The respective obligations of Guaranty and DCB under this Agreement are subject to the satisfaction of the following conditions which may be waived by Guaranty and DCB, respectively, in their sole discretion:

Section 12.1 Government Approvals. Guaranty shall (a) have received the necessary regulatory approvals from the Governmental Bodies, which approvals shall not impose any restrictions on the operations of Guaranty or the Surviving Corporation which, in the reasonable, good faith judgment of Guaranty, in consultation with legal counsel, would materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement, and (b) any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any Governmental Body or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Guaranty or DCB may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the transactions contemplated hereby over such objection.

Section 12.2 No Injunction. No court of competent jurisdiction shall have issued any order or ruling which is in effect and which prohibits the consummation of the Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental agency that prohibits or makes illegal consummation of the Merger.

Section 12.3 Shareholder Approval. The shareholders of DCB shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

Section 12.4 Trust Preferred Assumption. The Trust Preferred Assumption shall have occurred contemporaneously with the Effective Time.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a) “Affiliate” means any natural person, corporation, general partnership, limited partnership proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

(b) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Mount Pleasant, Texas.

(c) “Governmental Body” means any supranational, national, federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

(d) “Knowledge” (including any derivation thereof such as “known” or “knowing”) means with respect to any Person, that an individual serving as a director or executive officer of such Person, is actually aware of such matter, or should reasonably be aware of such matter in the reasonable exercise of such Person’s duties.

(e) “Material Adverse Effect” with respect to any Person means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of that Person, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced Person which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement.

(f) “Organizational Documents” means (a) with respect to a corporation or banking association, the articles or certificate of incorporation or association and bylaws of such entity, (b) with respect to a limited partnership, the certificate of limited partnership (or equivalent document) and partnership agreement or similar operational agreement, (c) with respect to a limited liability company, the articles of organization (or equivalent document) and regulations, limited liability company agreement, or similar operational document and (d) with respect to any foreign entity, equivalent constituent and governance documents.

(g) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental body or any department, agency or political subdivision thereof.

(h) “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, audit, investigation or dispute (whether civil, criminal, administrative, investigative, at law or in equity) commenced, brought, conducted, pending or heard by or before, or otherwise involving, any Governmental Body or any arbitrator.

(i) “Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any corporation, association or other entity in which 50% or more of the outstanding voting securities are owned directly or indirectly by any such entity, or any partnership, joint venture, limited liability company or other enterprise in which any entity has, directly or indirectly, any equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

Section 13.2 Other Definitional Provisions.

(a) All references in this Agreement to Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(c) All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e) References herein to any law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

(f) References herein to any contract, agreement, commitment, arrangement or similar terms mean the foregoing as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any contract, agreement, commitment, arrangement or similar matter listed on any schedule hereto, all such amendments, supplements, modifications must also be listed on such schedule.

(g) If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(h) Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

Section 13.3 Survival of Agreements. Except for those covenants and agreements expressly to be carried out after the Effective Time, the agreements, representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time.

Section 13.4 Amendments. This Agreement may be amended only by a writing signed by Guaranty and DCB at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of DCB pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

Section 13.5 Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.6 Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Guaranty or GBT:

Guaranty Bancshares, Inc.
100 West Arkansas
Mount Pleasant, Texas 75455
Fax No.:	(903) 572-9658
Attention:	Tyson T. Abston, Chairman and Chief Executive Officer

With copies to:

Guaranty Bank & Trust
100 West Arkansas
Mount Pleasant, Texas 75455
Fax No.:	(903) 572-9658
Attention:	Randall R. Kucera, Esq., General Counsel

Fenimore, Kay, Harrison & Ford, LLP
812 San Antonio Street, Suite 600
Austin, Texas 78701
Fax No.:	(512) 583-5940
Attention:	Chet A. Fenimore, Esq.

If to DCB:

DCB Financial Corp.
16980 Dallas Parkway
Suite 110
Dallas, Texas 75248
Fax No.:	(972) 447-0800
Attention:	Brian Mason, Chairman

With a copy to:

Fulbright & Jaworski LLP
2200 Ross Avenue, Suite 2800
Dallas, TX 75201-2784
Fax No.:	(214) 855-8200
Attention:	Michael G. Keeley, Esq.

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing.

Section 13.7 Controlling Law; Jurisdiction. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Texas applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

Section 13.8 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

Section 13.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 13.11 Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 13.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 13.13 Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

Section 13.14 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto. The inclusion of any matter, information, item or other disclosure set forth in any section of the Disclosure Schedules or the Guaranty Disclosure Schedules (as applicable) shall not be deemed to constitute an admission of any liability of the disclosing party to any third party or otherwise imply that such matter, information or item is material or creates a measure for materiality for purposes of this Agreement or is required to be disclosed under this Agreement. Each section of the Disclosure Schedules or the Guaranty Disclosure Schedules (as applicable) corresponds to the section of this Agreement to which it relates; provided that, any fact or condition disclosed in any section in such a way as to make its relevance to another section that relates to a representation or representations made elsewhere in this Agreement reasonably apparent shall be deemed to be an exception to such representation or representations notwithstanding the omission of a reference or cross reference thereto.

Section 13.15 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 13.16 Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.

[Signature Page Follows]

[Signature Page to Agreement and Plan of Reorganization]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

GUARANTY BANCSHARES, INC.

By:	/s/ Tyson T. Abston
Tyson T. Abston
Chairman and Chief Executive Officer

GBI-DCB ACQUISITION CORPORATION

By:	/s/ Tyson T. Abston
Tyson T. Abston
President

DCB FINANCIAL CORPORATION

By:	/s/ Brian W. Mason
Brian W. Mason
Chairman